Report of Independent Auditors on Special Purpose IFRS Financial Statements
Board of Directors and Shareholders
GTECH Holdings Corporation and Subsidiaries
We have audited the accompanying preliminary/provisional consolidated balance sheet of GTECH Holdings Corporation and subsidiaries as of December 31, 2005 and the related consolidated statement of income for the period January 2, 2005 to December 31, 2005 prepared in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the EU (the “preliminary/provisional financial statements”). These preliminary/provisional financial statements are the responsibility of the Company’s management. They have been prepared for the purpose of their incorporation in the Italian Prospectus for the offering of ordinary shares of Lottomatica S.p.A. (with which the Company entered into an agreement and plan of merger) to be filed in Italy with Commissions Nazionale per le Socielà e la Borsa (“CONSOB”) and for the purpose of their incorporation in the International Offering Circulars for the offering of ordinary shares and of subordinated interest-deferrable capital securities of Lottomatica S.p.A. to international institutional investors. Our responsibility is to express an opinion on these preliminary/provisional financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States. Those Standards require that we plan and perform the audit to obtain reasonable assurance about whether the preliminary/provisional financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the preliminary/provisional financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the preliminary/provisional financial statements. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, these preliminary/provisional financial statements as of December 31, 2005 and for the period January 2, 2005 to December 31, 2005 have been prepared, in all material respects, in accordance with the basis set out in Note 2, which describes how IFRS as adopted by the EU have been applied under IFRS 1, including the assumptions management has made about the standards and interpretations expected to be effective, and the policies expected to be adopted, when management, upon completion of the planned merger, will prepare its first complete set of IFRS financial statements.
Without qualifying our opinion, we draw attention to the fact that Note 2 explains why there is a possibility that the preliminary/provisional financial statements may require adjustment before constituting the IFRS financial statements for purposes of their utilisation as the comparative data for the first complete consolidated financial statements to be prepared in accordance with IFRS as adopted by the EU. Moreover, we draw attention to the fact that, under IFRS only a complete set of financial statements with the statements of cash flows and shareholders’ equity, comparative financial information and explanatory notes can provide a fair presentation of the Company’s financial position, results of operations and cash flows in accordance with IFRS as adopted by the EU.

Boston, Massachusetts
March 14, 2006

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
at December 31, 2005

	Notes	US$000
ASSETS
Non-current assets
Systems, equipment and other assets related to contracts, net	3	$693,307
Property, plant and equipment, net	4	70,091
Goodwill	5	331,163
Intangible assets, net	5	61,945
Other non-current assets	6	50,536
Deferred income taxes	7	91,557

Total non-current assets		1,298,599

Current assets
Inventories	8	107,585
Trade and other receivables	9	193,727
Other current assets	6	46,487
Investment securities available-for-sale	10	260,725
Cash and cash equivalents	10	178,513

Total current assets		787,037

TOTAL ASSETS		$2,085,636

EQUITY AND LIABILITIES
Equity attributable to equity holders of the parent
Share capital	11	$1,264
Additional paid-in-capital		474,302
Convertible debentures — equity	12	1,778
Other reserves	11	1,118
Income carried forward		238,084
Net income for the period		183,598

		900,144
Minority interests		5,335

Total equity		905,479

Non-current liabilities
Long-term debt, less current portion	12	540,732
Deferred income taxes	7	148,473
Other liabilities	13	109,128

Total non-current liabilities		798,333

Current liabilities
Accounts payable		90,724
Accrued expenses		77,078
Employee compensation		28,054
Advance payments from customers		62,411
Deferred revenue and advance billings		35,684
Dividends payable	14	11,259
Current portion of long-term debt	12	18,809
Income taxes payable		57,805

Total current liabilities		381,824

TOTAL EQUITY AND LIABILITIES		$2,085,636

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENT
For the period from January 2, 2005 to December 31, 2005

	Notes	US$000
Service Revenues		$1,096,521
Product Sales		184,256
Change in inventories of finished goods and work in progress		13,709

Total Revenues		1,294,486

Raw Materials, Services and Other Costs		534,831
Personnel	15	347,508
Depreciation, Amortization and Write-downs	3, 4, 5	181,776
Capitalization of internal construction costs- labor and overhead		(79,008)

Total Costs		985,107

Operating Income		309,379

Interest income		8,838
Equity income		2,497
Other income		2,362
Other expense		(8,562)
Foreign exchange losses, net		(1,336)
Interest expense		(30,174)

		(26,375)

Income before income taxes		283,004

Income taxes for the period	7	99,406

Net income		$183,598

Attributable to:
Equity holders of the parent		185,179
Minority interest		(1,581)

		183,598

Earnings per share — basic:	16	$1.54

Earnings per share — diluted:	16	$1.43

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
1.	Corporate information

GTECH Holdings Corporation (“Holdings”) is a global gaming and technology company providing software, networks and professional services that power high-performance, transaction processing systems. We are the world’s leading operator of highly-secure online lottery transaction processing systems, doing business in 51 countries worldwide and we have a growing presence in commercial gaming technology and financial services transaction processing. In these notes, the terms “Holdings,” “Company,” “we,” “our,” and “us” refer to GTECH Holdings Corporation and all subsidiaries included in the consolidated financial statements. Holdings conducts business through its consolidated subsidiaries and unconsolidated affiliates and has, as its only material asset, an investment in GTECH Corporation (“GTECH”), its wholly-owned subsidiary.

The consolidated financial statements of Holdings for the period January 2, 2005 to December 31, 2005 were authorized for issue in accordance with a resolution of the board of directors on March 22, 2006. Holdings is a corporation organized under the laws of the state of Delaware in the United States whose shares are publicly traded on the New York Stock Exchange. Our principal place of business is 55 Technology Way, West Greenwich, Rhode Island 02817.

2.1	Basis of preparation

The consolidated financial statements are presented in United States dollars and all values are rounded to the nearest thousand (US$000) except when otherwise indicated.

Statement of compliance

On January 10, 2006, Holdings entered into an agreement and plan of merger (“Merger”) with Lottomatica S.p.A., an Italian corporation listed on the Italian Stock Exchange and exclusive license holder and operator of Italy’s Lotto (“Lottomatica”). The December 31, 2005 consolidated financial statements were prepared to facilitate Lottomatica’s planned funding of the Merger through an offering of ordinary shares of Lottomatica and an offering of subordinated interest-deferrable capital securities (collectively, the “Offerings”).

In connection with the Offerings, Commissione Nazionale per le Società e la Borsa (“CONSOB”, the Italian regulator for the securities market) requires pro-forma consolidated financial statements as of December 31, 2005 and for the period ending December 31, 2005 of Lottomatica, which give retroactive effect to the acquisition of Holdings and to the related financial transactions. Such pro-forma consolidated financial statements are to be presented on the basis of the historical financial statements of Lottomatica and Holdings prepared in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the European Union (“EU”).

A full set of consolidated financial statements of Holdings as of December 31, 2005 and for the period then ended in accordance with IFRS as adopted by the EU, has not been prepared because comparative information, segment information, shareholders’ equity and cash flow statements are omitted. Because we are issuing a limited set of preliminary/provisional consolidated financial statements solely for their inclusion in the Offerings, we will not be considered a first time adopter of IFRS.

The preliminary/provisional consolidated financial statements of Holdings and all its subsidiaries have been prepared in accordance with IFRS as adopted by the EU as of December 31, 2005. However, the approval process on the part of the EU and the adaptations and interpretations of the official bodies in charge of these activities is still in progress. At the time of the preparation of the first complete IFRS consolidated financial statements, new IFRS standards and International Financial Reporting Interpretations Committee interpretations could be in effect that may be allowed to be applied at an earlier date. For these reasons, the data presented in the accompanying consolidated financial statements could change for purposes of their utilization as the comparative data for the first complete consolidated financial statements prepared in accordance with IFRS.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Basis of consolidation

The consolidated financial statements comprise the financial statements of Holdings, GTECH, and all majority-owned or controlled subsidiaries at December 31, 2005. The financial statements of the subsidiaries are prepared for the same reporting year as Holdings, using consistent accounting policies.

All intra-group balances, transactions, income and expenses and profits and losses resulting from intra-group transactions that are recognized in assets have been eliminated.

Subsidiaries are fully consolidated from the date of acquisition, being the date on which we obtain control, and continue to be consolidated until the date that such control ceases.

We use the equity method to account for our investments in 20% to 50% owned affiliates and investments in corporate joint ventures, providing we are able to exercise significant influence over the investee’s operating and financial policies. Consolidated net income includes our share of the net earnings of these companies. We account for our investments in less than 20% owned affiliates under the cost method.

2.2	Significant accounting judgments and estimates

The key assumptions concerning the future and other key sources of estimation uncertainty at the balance sheet date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Impairment of goodwill

The Company determines whether goodwill is impaired at least on an annual basis. This requires an estimation of the value in use of the cash-generating units to which the goodwill is allocated. Estimating the value in use requires the Company to make an estimate of the expected future cash flows from the cash-generating unit and also to choose a suitable discount rate in order to calculate the present value of those cash flows. The carrying value of goodwill at December 31, 2005 was $331.2 million.

Impairment of long-lived assets

The Company assesses at each reporting date whether there is an indication that an asset may be impaired. This requires an estimation of the value in use of the cash-generating units to which the asset is associated. Estimating the value in use requires the Company to make an estimate of the expected future cash flows from the cash-generating unit and also to choose a suitable discount rate in order to calculate the present value of those cash flows. The carrying value of systems, equipment and other assets related to contracts, net was $693.3 million at December 31, 2005.

Inventory obsolescence

The Company regularly reviews inventory quantities on hand and record reserves for potentially obsolete or slow-moving inventory based primarily on our estimated forecast of product demand and production requirements. We believe our reserves are adequate; however, should future sales forecasts change, our original estimates of obsolescence could increase by a significant amount requiring additional reserves. The carrying value of inventories was $107.6 million at December 31, 2005.

PolCard fair value options

The Company marks to market at each reporting date, its liability related to the fair value options it has to purchase the remaining interest in PolCard S.A. (see Notes 13 and 17). The Company uses a valuation technique to estimate this fair value consisting of a combination of earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples current in the market for similar transactions and a supporting discounted cash flow analysis. The carrying value of this liability was $48.5 million at December 31, 2005.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Income tax expense and accruals

Our annual income tax rate is based upon our income, statutory tax rates and tax planning opportunities available to us in the various jurisdictions in which we operate. Significant judgment is required in determining our annual income tax rate and in evaluating our tax positions. We establish reserves when, despite our belief that our tax return positions are fully supportable, we believe that certain positions are likely to be challenged and that we may not succeed. We adjust these reserves in light of changing facts and circumstances, such as the result of a tax audit. An estimated effective annual income tax rate is applied to our quarterly operating results. In the event there is a significant or unusual item recognized in our quarterly operating results, the tax attributable to that item is separately calculated and recorded at the same time.

Tax law requires items to be included in the income tax return at different times than the items are reflected in the financial statements. As a result, our annual income tax rate reflected in our financial statements is different than that reported in our tax return (our cash tax rate). Some of these differences are permanent, such as expenses that are not deductible in our income tax return, and some differences reverse over time, such as depreciation expense. These timing differences create deferred tax assets and liabilities. Deferred tax assets generally represent items that can be used as a tax deduction or credit in our income tax return in future years for which we have recorded the tax benefit in our income statement. Deferred tax assets are not recognized when the realization of the tax benefit is not probable. Deferred tax liabilities generally represent income tax expense recognized in our financial statements for which payment has been deferred, or expense for which we have taken a deduction in our income tax return but have not yet recognized an expense in our financial statements. We have not recognized any United States income tax expense on undistributed international earnings since we intend to reinvest the earnings outside the United States for the foreseeable future.

A number of years may elapse before a particular matter, for which we have established a reserve, is ultimately resolved. The number of years with open tax audits varies depending on the jurisdiction. While it is often difficult to predict the final outcome or the timing of resolution of any particular matter, we believe our reserves reflect the most probable outcome of known contingencies.

2.3	Summary of significant accounting policies

Foreign currency translation

The consolidated financial statements are presented in United States dollars, which is the Company’s functional and presentation currency. The functional currency for the majority of our foreign subsidiaries is the applicable local currency and items included in the financial statements of each entity are measured using that functional currency. For those subsidiaries, we translate assets and liabilities at exchange rates in effect at the balance sheet date, and income and expense accounts at weighted average exchange rates. The resulting foreign currency translation adjustments are recorded in Other Reserves in our Consolidated Balance Sheet. Gains or losses resulting from foreign currency transactions are recorded in our Consolidated Income Statement. In accordance with IFRS 1, the cumulative translation differences for all foreign operations were deemed to be zero at the date of transition to IFRS (January 2, 2005).

For those foreign subsidiaries operating in a highly inflationary economy or whose functional currency is the United States dollar, nonmonetary assets and liabilities are translated at historical rates and monetary assets and liabilities are translated at current rates. The resulting foreign currency translation adjustments are recorded in our Consolidated Income Statement.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Systems, equipment and other assets related to contracts, net

Systems, equipment and other assets related to contracts are stated on the basis of cost. The cost is depreciated over the estimated useful life of the assets using the straight-line method depending on the type of cost. Cost is comprised of two categories:
•	hard costs (for example: terminals, mainframe computers and communications equipment) and;

•	soft costs (for example: software development).
Hard costs are depreciated using the straight line method over the base term of the contract plus extension years provided for in the contract that are deemed probable, but not to exceed 10 years. Soft costs are depreciated using the straight line method over the base term of the contract, but not to exceed 10 years.

The carrying values of systems, equipment and other assets related to contracts are reviewed for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable.

Property, plant and equipment, net

Property, plant and equipment is stated on the basis of cost. The cost is depreciated over the estimated useful life of the assets using the straight-line method. The estimated useful lives are generally 10 to 30 years for buildings and five to 10 years for furniture and equipment.

The carrying values of property, plant and equipment are reviewed for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable.

Borrowing costs

Pursuant to International Accounting Standards (“IAS”) 23, the Company capitalizes borrowing costs. Borrowing costs capitalized during the period January 2, 2005 through December 31, 2005 were $0.3 million.

Goodwill and other intangible assets

Goodwill acquired in a business combination is initially measured at cost being the excess of the cost of the business combination over the Company’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities. Following initial recognition, goodwill is measured at cost less any accumulated impairment losses. Goodwill is reviewed for impairment, annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired.

For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Company’s cash-generating units, or groups of cash-generating units, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the Company are assigned to those units or groups of units. Each unit or group of units to which the goodwill is so allocated:
•	Represents the lowest level within the Company at which the goodwill is monitored for internal management purposes; and

•	Is not larger than a segment based on either the Company’s primary or the Company’s secondary reporting format determined in accordance with IAS 14 Segment Reporting
Impairment is determined by assessing the recoverable amount of the cash-generating unit (group of cash-generating units), to which the goodwill relates. Where the recoverable amount of the cash-generating unit (group of cash-generating units) is less than the carrying amount, an impairment loss is recognized. Where goodwill forms part of a cash-generating unit (group of cash-generating units) and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Intangible assets

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is fair value as of the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. Internally generated intangible assets, excluding capitalized development costs, are not capitalized and any expenditure is charged against profits in the year in which the expenditure is incurred. The useful lives of intangible assets are assessed to be either finite or indefinite. Intangible assets with finite lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least at each year-end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset is accounted for by changing the amortization period or method, as appropriate, and treated as changes in accounting estimates. The amortization expense on intangible assets with finite lives is recognized in the income statement within the caption “Depreciation, Amortization and Write-downs”.

Intangible assets with indefinite useful lives are tested for impairment annually either individually or at the cash-generating unit level. Such intangibles are not amortized. The useful life of an intangible asset with an indefinite life is reviewed annually to determine whether the indefinite life assessment continues to be supportable. If not, the change in the useful life assessment from indefinite to finite is made on a prospective basis.

Research and development

Research costs are expensed as incurred. An intangible asset arising from development expenditure on an individual project is recognized only when the Company can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale, its intention to complete and its ability to use or sell the asset, how the asset will generate future economic benefits, the ability of resources to complete and the availability to measure reliably the expenditure during the development. Following initial recognition of the development expenditure, the cost model is applied requiring the asset to be carried at cost less any accumulated amortization and accumulated impairment losses. Any expenditure capitalized is amortized over the period of expected future revenues from the related project.

The carrying value of development costs is reviewed for impairment annually when the asset is not yet in use or more frequently when an indication of impairment arises during the year.

Impairment of assets

The Company assesses at each reporting date whether there is an indication that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Company makes an estimate of the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or cash-generating unit’s fair value less costs to sell and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows take into account the risks specific to the asset and are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money. Impairment losses are recognized in the income statement within the caption “Depreciation, Amortization and Write-downs”.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
An assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such indication exists, the recoverable amount is estimated. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. If that is the case, the carrying amount of the asset is increased to its recoverable amount. That increased amount cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in profit or loss unless the asset is carried at revalued amount, in which case the reversal is treated as a revaluation increase. After such a reversal, the depreciation charge is adjusted in future periods to allocate the asset’s revised carrying amount, less any residual value, on a systematic basis over its remaining useful life.

Investments and other financial assets

Financial assets in the scope of IAS 39 are classified as either financial assets at fair value through profit or loss, held-to-maturity investments, loans and receivables or available-for-sale financial assets, as appropriate. When financial assets are recognized initially, they are measured at fair value, plus, in the case of investments not at fair value through profit or loss, directly attributable transaction costs. The Company determines the classification of its financial assets after initial recognition and, where allowed and appropriate, re-evaluates this designation at each financial year-end.

Financial assets at fair value through profit or loss

Financial assets classified as held for trading are included in the category “financial assets at fair value through profit or loss”. Financial assets are classified as held for trading if they are required for the purpose of selling in the near term. Derivatives are also classified as held for trading unless they are designated and effective hedging instruments. Gains or losses on investments held for trading are recognized in income.

Held-to-maturity investments

Non-derivative financial assets with fixed or determinable payments and fixed maturity are classified as held-to-maturity when the Company has the positive intention and ability to hold to maturity. Investments intended to be held for an undefined period are not included in this classification.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are carried at amortized cost using the effective interest method. Gains and losses are recognized in income when the loans and receivables are derecognized or impaired, as well as through the amortization process.

Available-for-sale financial assets

Available-for-sale financial assets are those non-derivative financial assets that are designated as available-for-sale or are not classified in any of the three preceding categories. After initial recognition, available-for-sale financial assets are measured at fair value with gains or losses being recognized as a separate component of equity until the investment is derecognized or until the investment is determined to be impaired at which time the cumulative gain or loss previously reported in equity is included in the income statement.

The fair value of investments that are actively traded in organized financial markets is determined by reference to quoted market bid prices at the close of business on the balance sheet date. For investments where there is no active market, fair value is determined using valuation techniques. Such techniques include using recent arm’s length market transactions; reference to the current market value of another instrument, which is substantially the same; discounted cash flow analysis and option pricing models.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Inventories and obsolescence

Inventories are stated at the lower of cost (first-in, first-out method) or net realizable value. Inventories include amounts we manufacture or assemble for our long-term service contracts, which are transferred to systems, equipment and other assets related to contracts, net upon shipment. Inventories also include amounts related to product sales contracts, including product sales under long-term contracts. We regularly review inventory quantities on hand and record reserves for potentially obsolete or slow-moving inventory based primarily on our estimated forecast of product demand and production requirements. We believe our reserves are adequate; however, should future sales forecasts change, our original estimates of obsolescence could increase by a significant amount requiring additional reserves.

Trade receivables and other receivables

Trade accounts receivable, which generally have 30 day terms, are reported net of allowances for doubtful accounts and liquidated damages (penalties incurred due to a failure to meet specified deadlines or performance standards). Allowances for doubtful accounts are generally recorded for all items greater than 60 days past due and when there is objective evidence that we will not be able to collect the related receivables. Bad debts are written off when identified. Allowances for liquidated damages are recorded when penalties resulting from a failure to meet specified deadlines or performance standards are probable and estimable.

Cash and cash equivalents

We classify short-term, highly liquid investments with an original maturity of three months or less at the date of purchase as cash equivalents.

Long-term debt

All debt is initially recorded at the fair value of the consideration received less directly attributable debt issuance costs. Once recorded, debt is subsequently measured at amortized cost using the effective interest method. Gains and losses are recorded in the income statement when the liabilities are extinguished as well as through the amortization process.

Upon the issuance of convertible debt, the fair value of the liability component is determined using a market rate for an equivalent non-convertible bond and this amount is carried as a liability on the amortized cost basis until extinguished upon conversion or redemption. The remainder of the proceeds is allocated to the conversion option and recognized and included in equity, net of issuance costs. The value of the conversion option is not changed in subsequent years. The discount on the convertible debt is amortized through the estimated life of the debt. Issuance costs are apportioned between the liability and equity components of the convertible debt based on the allocation of proceeds to the liability and equity components.

Provisions

Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Whenever the Company expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the income statement net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a borrowing cost. Provisions are included within Accrued Expenses in our Consolidated Balance Sheet.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Share-based payment transactions

Employees (including members of the Board of Directors) of the Company may receive remuneration in the form of share-based payment transactions, whereby employees render services as consideration for equity instruments (“equity-settled transactions”). The cost of equity-settled transactions with employees is measured by reference to the fair value at the date on which they are granted. The fair value is determined by an external appraiser, further details of which are given in Note 15.

The cost of equity-settled transactions is recognized, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled, ending on the date on which the relevant employees become fully entitled to the award (“vesting date”). The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Company’s best estimate of the number of equity instruments that will ultimately vest. The income statement charge or credit for a period represents the movement in cumulative expense recognized as at the beginning and end of that period. No expense is recognized for awards that do not ultimately vest.

Where the terms of an equity-settled award are modified, at a minimum, an expense is recognized as if the terms had not been modified. In addition, an expense is recognized for any modification, which increases the total fair value of the share-based payment arrangement, or is otherwise beneficial to the employee as measured at the date of modification.

Where an equity-settled award is cancelled, it is treated as if it had vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately. However, if a new award is substituted for the cancelled award, and designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modification of the original award, as described in the previous paragraph.

The dilutive effect of outstanding options is reflected as additional share dilution in the computation of earnings per share.

The Company has taken advantage of the transitional provisions of IFRS 2 in respect of equity-settled awards and has applied IFRS 2 only to equity-settled awards granted after November 7, 2002 that had not vested on January 2, 2005.

Leases

The determination of whether an arrangement is, or contains a lease is based on the substance of the arrangement and requires an assessment of whether the fulfillment of the arrangement is dependent on the use of a specific asset or assets and the arrangement conveys a right to use the asset.

Operating lease payments are recognized as an expense in the income statement over the lease term.

Finance leases, which transfer to the Company substantially all the risks and benefits incidental to ownership of the leased item, would be capitalized at the inception of the lease at the fair value of the leased property or, if lower, at the present value of the minimum lease payments. Lease payments would be apportioned between the finance charges and the reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges would be charged directly against income.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Revenue recognition

Lottery and gaming transaction processing services

We generally conduct our lottery and gaming business under two types of contractual arrangements: Facilities Management Contracts and Product Sales Contracts.

Facilities management contracts

A majority of our revenues are derived from facilities management contracts, under which we construct, install, operate and retain ownership of the online lottery system (“lottery system”). These contracts generally provide for a variable amount of monthly or weekly service fees paid to us directly from the lottery authority based on a percentage of a lottery’s gross online and instant ticket sales or a percentage of net machine income. These fees are recognized as revenue in the period earned and are classified as Service Revenues in our Consolidated Income Statement when all of the following criteria are met:
•	Persuasive evidence of an arrangement exists, which is typically when a customer contract has been signed

•	Services have been rendered

•	Our fee is deemed to be fixed or determinable and free of contingencies or significant uncertainties

•	Collectibility is reasonably assured
In instances where customer acceptance of the product or system is required, revenue is deferred until all the acceptance criteria have been met.

Product sales contracts
Under product sales contracts, we construct, sell, deliver and install a turnkey lottery system or deliver lottery equipment, and license the computer software for a fixed price, and the lottery authority subsequently operates the lottery system. Product sale contracts generally include customer acceptance provisions and general customer rights to terminate the contract if we are in breach of the contract.

Because product sales contracts include significant customization, modification and other services prior to customer acceptance that are considered essential to the lottery software inherent in our lottery systems, revenue is recognized using contract accounting. Under contract accounting, amounts due to us, and costs incurred by us in constructing the lottery system, prior to customer acceptance, are deferred. Revenue attributable to the lottery system is classified as Sales of Products in our Consolidated Income Statement and is recognized upon customer acceptance as long as there are no substantial doubts regarding collectibility.

Revenues attributable to any ongoing services provided subsequent to customer acceptance are classified as Service Revenues in our Consolidated Income Statement in the period earned.

In certain product sale contracts (primarily the stand alone sale of lottery or video lottery terminals and software deliverables that do not involve significant customization of software) we are not responsible for installation and we recognize revenue when all of the following criteria are met:
•	Persuasive evidence of an arrangement exists, which is typically when a customer contract has been signed

•	The product has been delivered

•	Our fee is deemed to be fixed or determinable and free of contingencies or significant uncertainties

•	Collectibility is reasonably assured
In instances where installation and/or customer acceptance of the product is required, revenue is deferred until installation is complete and any acceptance criteria have been met.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Our typical payment terms under product sale contracts include customer progress payments based on specific contract milestones with final payment due on or shortly after customer acceptance. We do not generally offer our customers payment terms that extend substantially beyond customer acceptance. In the rare case that we provide a customer with extended payment terms, we defer revenue equal to the amount of the extended payment until it is received.
Non-lottery transaction processing services

We offer high-volume transaction processing services outside of our core market of providing online lottery services that consist of the acquiring, processing and transmission of commercial non-lottery transactions. Such transactions include retail debit, credit and charge card transactions, bill payments, electronic tax payments, utility payments, prepaid cellular telephone recharges and retail-based programs.

We earn a fee for processing commercial non-lottery transactions that is transaction-based (a fixed fee per transaction or a fee based on a percentage of dollar volume processed). We recognize these fees as service revenue at the time a transaction is processed based on the net amount retained.

Deferred revenue and liquidated damage assessments

Amounts received from customers in advance of revenue recognition are recorded in Advance Payments from Customers in our Consolidated Balance Sheet. We record liquidated damage assessments, which are penalties incurred due to a failure to meet specified deadlines or performance standards, as a reduction of revenue in the period they become probable and estimable. Liquidated damage assessments equaled 0.65% of our total revenues in 2005.

Income taxes

Current tax

Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the balance sheet date.

Deferred tax

Deferred income tax is provided using the liability method on temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax liabilities are recognized for all taxable temporary differences, except:
•	Where the deferred tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•	In respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Deferred income tax assets are recognized for all deductible temporary differences, carry-forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry-forward of unused tax credits and unused tax losses can be utilized except:
•	Where the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•	In respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.
The carrying amount of deferred income tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at each balance sheet date and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.
Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the balance sheet date.

Income tax relating to items recognized directly in equity is recognized in equity and not in the income statement.

Deferred tax assets and deferred tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

Derivative financial instruments and hedging

The Company uses derivative financial instruments such as forward currency contracts and interest rate swaps to hedge its risks associated with foreign currency and interest rate fluctuations. Such derivative financial instruments are initially recognized at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at fair value. Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative.

Any gains or losses arising from changes in fair value on derivatives that do not qualify for hedge accounting are taken directly to net profit or loss for the year.

The fair value of forward currency contracts is calculated by reference to current forward exchange rates for contracts with similar maturity profiles. The fair value of interest rate swap contracts is determined by reference to market values for similar instruments.

For the purpose of hedge accounting, hedges are classified as:
•	Fair value hedges when hedging the exposure to changes in the fair value of a recognized asset or liability;

•	Cash flow hedges when hedging exposure to variability in cash flows that is either attributable to a particular risk associated with a recognized asset or liability or a forecast transaction; or

•	Hedges of a net investment in a foreign operation
A hedge of the foreign currency risk of a firm commitment is accounted for as a cash flow hedge.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
At the inception of a hedge relationship, the Company formally designates and documents the hedge relationship to which the Company wishes to apply hedge accounting and the risk management objective and strategy for undertaking the hedge. The documentation includes identification of the hedging instrument, the hedged item or transaction, the nature of the risk being hedged and how the entity will assess the hedging instrument’s effectiveness in offsetting the exposure to changes in the hedged item’s fair value or cash flows attributable to the hedged risk. Such hedges are expected to be highly effective in achieving offsetting changes in fair value or cash flows and are assessed on an ongoing basis to determine that they actually have been highly effective throughout the financial reporting periods for which they were designated.

Hedges which meet the strict criteria for hedge accounting are accounted for as follows:

Fair value hedges

Fair value hedges are hedges of the Company’s exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, or an identified portion of such asset, liability or firm commitment, that is attributable to a particular risk and could affect profit or loss. For fair value hedges, the carrying amount of the hedged item is adjusted for gains and losses attributable to the risk being hedged, the derivative is remeasured at fair value and gains and losses from both are taken to profit or loss.

The Company discontinues fair value hedge accounting if the hedging instrument expires or is sold, terminated or exercised, the hedge no longer meets the criteria for hedge accounting or the Company revokes the designation.

Cash flow hedges

Cash flow hedges are a hedge of the exposure to variability in cash flows that is attributable to a particular risk associated with a recognized asset or liability or a highly probable forecast transaction and could affect profit or loss. The effective portion of the gain or loss on the hedging instrument is recognized directly in equity, while the ineffective portion is recognized in profit or loss.

Amounts taken to equity are transferred to the income statement when the hedged transaction affects profit or loss, such as when hedged financial income or financial expense is recognized or when a forecast sale or purchase occurs.

If the forecast transaction is no longer expected to occur, amounts previously recognized in equity are transferred to profit or loss. If the hedging instrument expires or is sold, terminated or exercised without replacement or rollover, or if its designation as a hedge is revoked, amounts previously recognized in equity remain in equity until the forecast transaction occurs. If the related transaction is not expected to occur, the amount is taken to profit or loss.

Hedges of a net investment in a foreign operation

The Company does not have any hedges of a net investment in a foreign operation as of December 31, 2005.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
3.	Systems, equipment and other assets related to contracts, net

Systems, equipment and other assets related to contracts, net at December 31, 2005 consist of the following:

	Land and	Terminals	Furniture and	Contracts
	Buildings	and Systems	Equipment	in Progress	Total
	(US$000)
Net Book Value at January 2, 2005	$547	$563,744	$48,166	$91,495	$703,952
Additions	—	33,032	8,085	105,260	146,377
Depreciation and write downs	(50)	(138,120)	(20,949)	—	(159,119)
Exchange adjustment	—	683	(5,820)	342	(4,795)
Transfers and other	—	150,545	23,830	(167,483)	6,892

Net Book Value at December 31, 2005	$497	$609,884	$53,312	$29,614	$693,307

At January 2, 2005
Cost	$1,182	$1,306,297	$186,790	$91,495	$1,585,764
Accumulated Depreciation	(635)	(742,553)	(138,624)	—	(881,812)

Net Book Value	$547	$563,744	$48,166	$91,495	$703,952

At December 31, 2005
Cost	$1,182	$1,421,917	$203,119	$29,614	$1,655,832
Accumulated Depreciation	(685)	(812,033)	(149,807)	—	(962,525)

Net Book Value	$497	$609,884	$53,312	$29,614	$693,307

4.	Property, plant and equipment, net

Property, plant and equipment, net at December 31, 2005 consist of the following:

	Land and	Furniture and	Construction
	Buildings	Equipment	in Progress	Total
	(US$000)
Net Book Value at January 2, 2005	$39,326	$20,941	$8,036	$68,303
Additions	99	8,529	3,556	12,184
Depreciation and write downs	(1,629)	(8,849)	—	(10,478)
Exchange adjustment	172	83	—	255
Transfers and other	323	3,584	(4,080)	(173)

Net Book Value at December 31, 2005	$38,291	$24,288	$7,512	$70,091

At January 2, 2005
Cost	$43,653	$123,066	$8,036	$174,755
Accumulated Depreciation	(4,327)	(102,125)	—	(106,452)

Net Book Value	$39,326	$20,941	$8,036	$68,303

At December 31, 2005
Cost	$44,247	$126,148	$7,512	$177,907
Accumulated Depreciation	(5,956)	(101,860)	—	(107,816)

Net Book Value	$38,291	$24,288	$7,512	$70,091

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
5.	Goodwill and other intangible assets

Goodwill

A reconciliation of the net carrying amount of goodwill at December 31, 2005 is as follows:

December 31, 2005
(US$000)
Balance at the beginning of the period	$333,756
Goodwill acquired during the period	644
Adjustments to purchase price allocations during the period	(3,237)

Balance at the end of the period	$331,163

Other intangible assets

A reconciliation of the net carrying amount of intangible assets, net is as follows:

December 31, 2005
(US$000)
Balance at the beginning of the period	$71,879
Intangible assets acquired during the period:
License fee	1,750
Amortization and write downs	(12,179)
All other	495

Balance at the end of the period	$61,945

Intangible assets, net, which are subject to amortization, are being amortized over their estimated useful lives, with no estimated residual values. Intangible assets not subject to amortization were determined to have indefinite lives. The following tables present detailed information for intangible assets.

	As of January 2, 2005
	Weighted Average	Gross		Net
	Amortization	Carrying	Accumulated	Carrying
	Period	Amount	Amortization	Amount
	(US$000)
Subject to amortization
Customer contracts	10	$53,195	$8,345	$44,850
Capitalized computer software	5	24,373	16,366	8,007
License fee	20	12,500	941	11,559
Patents	6	5,100	1,072	4,028
Non-compete agreement	4	640	236	404
Trademarks	4	160	29	131

		95,968	26,989	68,979

Not subject to amortization
Trademarks		2,900	—	2,900

		$98,868	$26,989	$71,879

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	As of December 31, 2005
	Weighted Average	Gross		Net
	Amortization	Carrying	Accumulated	Carrying
	Period	Amount	Amortization	Amount
	(US$000)
Subject to amortization
Customer contracts	11	$52,444	$14,845	$37,599
Capitalized computer software	5	24,465	19,191	5,274
License fee	20	14,250	1,616	12,634
Patents	6	5,100	1,922	3,178
Non-compete agreement	4	669	398	271
Trademarks	4	160	71	89

		97,088	38,043	59,045
Not subject to amortization
Trademarks		2,900	—	2,900

		$99,988	$38,043	$61,945

The aggregate amount of research and development expenditures recognized as expense during the period is $49.5 million.

License fee

In May 2003, we entered into a Master Contract with the Rhode Island Lottery (the “Lottery”) that amended our existing contracts with the Lottery and grants us the right to be the exclusive provider of online, instant ticket and video lottery central systems and services for the Lottery during the 20-year term of the Master Contract for a $12.5 million up-front license fee which we paid in July 2003. This license fee is included in Intangible Assets, net in our Consolidated Balance Sheet and is being amortized as a reduction in service revenue on a straight-line basis over the 20-year term of the Master Contract.

The Master Contract is part of a comprehensive economic development package that provides incentives for us to keep our world headquarters and manufacturing operations in Rhode Island. Under the terms of the Master Contract, we are to invest (or cause to be invested) at least $100 million in the State of Rhode Island, in the aggregate, by December 31, 2008. This investment commitment includes the $12.5 million up-front license fee; new online and video lottery related hardware, software and services; the development of a new world headquarters facility of at least 210,000 square feet in Providence, Rhode Island by December 31, 2006; and improvements to our existing manufacturing facility in West Greenwich, Rhode Island. We have agreed to employ at least 1,000 people full-time in Rhode Island by the end of calendar year 2005 (such requirement was met) and maintain that level of employment thereafter. In the event the State of Rhode Island takes certain actions which affect our financial performance, we will be automatically released from the in-state employment obligation. We currently plan to satisfy our obligation to invest (or cause to be invested) at least $100 million in the State of Rhode Island by December 31, 2006. In addition, in July 2003 we entered into a tax stabilization agreement with the City of Providence (the “City”), whereby the City agreed to stabilize the real estate and personal property taxes payable in connection with our new world headquarters facility in the City for 20 years. We also agreed to complete and occupy the facility by December 31, 2006, employ 500 employees at the facility by 2009, and we made certain commitments regarding our employment, purchasing and education activities in the City. The Lottery may terminate the Master Contract in the event that we fail to meet our obligations as stated above.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
6.	Other assets (non-current and current)

December 31, 2005
(US$000)
Other non-current assets
Investments in and advances to unconsolidated affiliates	$18,956
Refundable performance deposit	12,000
Atronic guarantee	2,000
All other	17,580

$50,536

Other current assets
Prepaid expenses	$12,849
Value-added tax receivable	10,029
Refundable performance deposit	8,000
Minority shareholder receivable	6,204
Vendor advances	5,920
Thailand guarantee	500
All other	2,985

$46,487

Refundable performance deposit

In September 2003, we entered into a 12-year contract extension to provide online lottery products and services to SAZKA, a.s. (“SAZKA”), the operator of lottery and betting games in the Czech Republic. The contract extension will commence on January 1, 2006 and expires on December 31, 2017. As part of the contract extension, we paid SAZKA a $20 million performance deposit that SAZKA will repay upon the achievement of certain milestones beginning in 2006. The refundable performance deposit is scheduled to be repaid as follows (the January 2, 2006 installment was paid as scheduled):

US$000
On or before January 2, 2006	$8,000
On or before January 2, 2007	8,000
On or before January 2, 2008	2,000
On or before January 2, 2009	1,000
On or before January 2, 2010	1,000

$20,000

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
7.	Income tax

Income before income taxes is based on the geographical contract source of income (rather than the location where the income is taxed) and consists of the following:

December 31, 2005
(US$000)
United States	$15,663
Foreign	267,341

$283,004

Significant components of the provision for income taxes are as follows:

December 31, 2005
(US$000)
Current:
Federal	$38,891
State	6,298
Foreign	44,418

Total Current	89,607

Deferred:
Federal	$10,869
State	141
Foreign	(1,211)

Total Deferred	9,799

Total Provision	$99,406

Deferred income tax related to items credited to additional paid-in-capital is as follows:

December 31, 2005
(US$000)
Conversion of convertible debentures	$2,410
Share based compensation	4,533

$6,943

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The tax effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities consist of the following:

December 31, 2005
(US$000)
Deferred tax assets:
Accruals not currently deductible for tax purposes	$17,300
Cash collected in excess of revenue recognized	17,234
Depreciation	13,495
Share based compensation	13,446
Tax credit carryforward	8,358
Capital leases	4,870
Inventory reserves	4,837
Other	12,017

91,557
Deferred tax liabilities:
Depreciation	(116,379)
Acquired intangible assets	(11,591)
Capital leases	(4,870)
Contingent interest on convertible debt	(2,452)
Other	(13,181)

(148,473)

Net deferred tax liabilities	$(56,916)

The Company has tax losses of approximately $25.8 million related to certain foreign tax jurisdictions. These losses expire at various dates through 2026. Deferred tax assets have not been recognized on these amounts as the losses may not be used to offset taxable income in other tax jurisdictions of the Company.
Undistributed earnings of foreign subsidiaries amounted to $143.5 million at December 31, 2005. No deferred tax liability has been recognized for taxes that would be payable upon distribution of the unremitted foreign earnings because there is no intention by the Company to remit the earnings in the foreseeable future.
The effective income tax rate on income before income taxes differed from the statutory federal income tax rate for the following reasons:

December 31, 2005
Federal income tax using statutory rate	35.00%
State taxes, net of federal benefit	2.11
Share based compensation	1.12
Nondeductible expenses	0.44
Domestic manufacturing deduction	(0.62)
Foreign export sale benefits	(0.90)
Foreign tax rate differential	(3.23)
Other	1.21

35.13%

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
8. Inventories

December 31, 2005
(US$000)
Raw materials and consumables	$28,312
Work in progress	62,612
Finished goods	16,661

$107,585

Total inventory includes reserves for potentially obsolete or slow-moving inventory of $5.5 million. The total cost of inventory recognized as an expense during the period was $115.9 million.
9. Trade and other receivables

December 31, 2005
(US$000)
Trade receivables	$137,554
Receivables from debit and credit card associations	44,907
Receivables from associates and joint ventures	8,161
Sales-type lease receivables	3,105

$193,727

Related party disclosures
Receivables from associates and joint ventures are as follows:

December 31, 2005
(US$000)
Loxley GTECH Private Ltd.	$3,619
Lottery Technology Services Corporation	2,264
Uthingo Management Proprietary Limited	1,047
Italy (Cogetech)	852
Lottery Technology Enterprises	274
Wireless Business Solutions (Proprietary) Limited	105

$8,161

Lottery Technology Services Corporation
We have a 44% interest in Lottery Technology Services Corporation (“LTSC”), which we account for using the equity method of accounting. LTSC provides equipment and services (which we supplied to LTSC), to the Taipei Fubon Bank. The Taipei Fubon Bank holds the license to operate the Taiwan Public Welfare Lottery. Revenues from LTSC were $18.4 million during calendar 2005.
Uthingo Management Proprietary Limited
We have a 10% interest in Uthingo Management Proprietary Limited (“Uthingo”), which is accounted for using the equity method of accounting. Uthingo holds the license to operate the South African National Lottery. Revenues from Uthingo were $11.4 million during calendar 2005.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Italy (Cogetech SPA)
We have a 35% interest in Cogetech SPA which is accounted for using the equity method of accounting. Cogetech SPA operates a communications network and related central computer system linking gaming machines in Italy. Revenues from Cogetech SPA were $1.4 million during calendar 2005.
Lottery Technology Enterprises
We have a 1% interest in Lottery Technology Enterprises (“LTE”) which is accounted for using the cost method of accounting. LTE holds a 10-year contract (which expires in November 2009) with the District of Columbia Lottery and Charitable Games Control Board. Revenues from LTE were $3.9 million during calendar 2005.
Wireless Business Solutions (Proprietary) Limited
We have a 40% interest in Wireless Business Solutions (Proprietary) Limited (“WBS”), an entity that holds a national mobile data telecommunications license issued by the South African government and is the telecommunications provider to Uthingo. In 2005, we determined that we no longer had a controlling interest in WBS that would require consolidation in our financial statements due principally to the expiration of our guarantee of loans made by an unrelated commercial lender to WBS. Consequently, we account for WBS using the equity method of accounting. Revenues from WBS were $0.4 million during calendar 2005.
Loxley GTECH Private Limited
We have a 49% interest in Loxley GTECH Private Limited Co. (“LGT”) which is accounted for using the equity method of accounting. LGT will provide an online lottery system in Thailand. On March 29, 2005, we guaranteed, along with the 51% shareholder in LGT, certain loans, performance bonds and trade finance facilities made to LGT by an unrelated commercial lender. We are jointly and severally liable with the other shareholder in LGT for this guarantee.
At December 31, 2005, advance billings due from LGT totaling $3.6 million is included in Deferred Revenue and Advance Billings in our Consolidated Balance Sheet. This amount will be recognized in 2006 upon the start-up of the online lottery system in Thailand.
Terms and conditions of transactions with related parties
Sales of products to and service revenues from related parties are made at normal market prices. Outstanding balances at the period-end are unsecured, interest free and settlement occurs in cash. There have been no guarantees provided for any unrelated party receivables. For the period ended December 31, 2005, we have not recorded any allowances for doubtful accounts relating to amounts owed by related parties. Allowances are generally required for all accounts receivable greater than 60 days past due and when there is objective evidence that we will not be able to collect the related receivable.
Compensation of key management personnel for the period January 2, 2005 to December 31, 2005

(US$000)
Share-based payments	$10,352
Short-term employee benefits	5,987
Termination benefits	978
Other long-term benefits	728
Post employment benefits	56

Total	$18,101

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
10. Financial instruments
Fair values
Set out below is a comparison by category of the carrying amounts and fair values of our financial instruments at December 31, 2005.

	Carrying	Fair
	Amount	Value
	(US$000)
Financial assets
Cash and cash equivalents	$178,513	$178,513

Investment securities available-for-sale
State and Municipal Auction Rate Securities	176,025	176,025
State and Municipal Variable Rate Demand obligations	84,700	84,700

Subtotal investment securities available-for-sale	$260,725	$260,725

Financial liabilities
Long-term debt
4.75% Senior Notes due October 2010	(248,229)	(247,832)
4.50% Senior Notes due December 2009	(148,652)	(147,618)
5.25% Senior Notes due December 2010	(147,585)	(152,738)
1.75% Convertible Debentures due December 2021	(16,275)	(33,278)
Fair value of interest rate swaps	3,800	3,800
Other, due through October 2007	(2,600)	(2,600)

Subtotal long-term debt	$(559,541)	$(580,266)

Other liabilities
Fair value of interest rate swaps	$(3,800)	$(3,800)
Cash and cash equivalents are stated at cost, which approximate fair value.
Investment securities are designated as available-for-sale and are stated at cost, which approximates fair value. We invest in short-term investments that are generally highly liquid and are assigned a minimal credit rating of A- or A3 from Standard and Poor’s or Moody’s Investor Service, respectively. Any unrealized gains and losses, net of income tax effects, would be recognized as a separate component of equity until the investment is derecognized or until the investment is determined to be impaired at which time the cumulative gain or loss previously reported in equity is included in the income statement.
The carrying amount and estimated fair values of our long-term debt are determined by an independent investment banker. The fair value of forward currency contracts is calculated by reference to current forward exchange rates for contracts with similar maturity profiles.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Interest rate risk
We use various techniques to mitigate the risk associated with future changes in interest rates, including entering into interest rate swap and treasury rate lock agreements. Interest rate swaps outstanding and the related debt instruments are as follows:

	December 31, 2005
		Interest Rate
	Debt Carrying	Swaps Outstanding
	Amount	(notional amount)
	(US$000)
4.75% Senior Notes due October 2010	$248,229	$150,000
4.50% Senior Notes due December 2009	148,652	50,000
5.25% Senior Notes due December 2014	147,585	25,000
These interest rate swaps exchange fixed interest rates for variable interest rates through the due date of the related debt instrument. The fair value of the interest rate swaps was recorded as a liability and the carrying value of the underlying debt was adjusted by an equal amount. The interest rates on the swap agreements are determined by reference to the LIBOR rate plus a margin ranging from 22.5 to 41.65 basis points. The interest rate swap agreements re-price on a six month basis.
Deferred gains of $1.7 million on the treasury rate lock agreements, which matured prior to calendar 2005, are recorded in Other Reserves in our Consolidated Balance Sheet and are being amortized as a reduction of interest expense over the life of the respective debt instrument.
Foreign currency exchange contracts
The following table summarizes, by major currency, the contractual amounts of our forward exchange and option contracts translated to United States dollars using the contractual forward foreign exchange rates. The buy and sell amounts represent the United States dollar equivalent of commitments to purchase and sell foreign currencies.

	December 31, 2005
	Buy	Sell
	Contracts	Contracts
	(US$000)
Brazilian real	$10,000	$15,000
Canadian dollar	9,349	10,450
Mexican peso	5,071	—
Euro	3,605	17,057
Pounds sterling	3,461	4,515
Moroccan dirham	2,685	3,428
Swedish krona	2,268	—
Singapore dollar	2,062	—
Taiwan dollar	1,858	598
Other	3,162	5,148

Total	$43,521	$56,196

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
11. Issued capital and reserves
     Authorized and issued and fully paid

		Shares	Shares issued	Share
Class of share capital	Par value	authorized	and fully paid	Capital
Preferred stock	$.01 per share	20,000,000	—	—
Common stock	$.01 per share	200,000,000	126,447,032	$1,264
     Shares outstanding

Shares
Outstanding
Balance at the beginning of the period	115,798,622
Treasury shares purchased	(2,170,500)
Shares issued under employee stock purchase and stock award plans	320,950
Shares issued upon exercise of stock options	954,335
Shares issued upon conversion of debentures	11,543,625

Balance at the end of the period	126,447,032

	Foreign	Net Unrealized/
	currency	Unrecognized
	translation	gains
Other reserves	reserve	reserve	Total
	(US$000)
Balance at the beginning of the period	$(45,871)	$1,162	$(44,709)
Cumulative currency translation difference reclassification in accordance with IFRS 1	45,871	—	45,871
Currency translation differences	(1,411)	—	(1,411)
Amortization of unrecognized gain on interest rate locks as a reduction of interest expense	—	(330)	(330)
Unrecognized net gain on derivative instruments	—	1,622	1,622
Unrealized gain on investments	—	75	75

Balance at the end of the period	$(1,411)	$2,529	$1,118

     Nature and purpose of other reserves
     Foreign currency translation reserve
     The foreign currency translation reserve is used to record:
•	exchange differences arising from the translation of the financial statements of foreign subsidiaries;

•	the effect of hedging net investments in foreign operations.
     Net unrealized/unrecognized gains reserve
     The net unrealized/unrecognized gains reserve is used to record:
•	the portion of the gain or loss on a hedging instrument in a cash flow hedge that is determined to be an effective hedge;

•	the net amount of deferred gains realized related to our agreement to lock in interest rates to hedge our Senior Notes, along with the related amortization of these gains as a reduction of interest expense over the life of the respective debt instrument

•	unrealized gains or losses on other investments

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
12. Long-term debt

December 31, 2005
(US$000)
4.75% Senior Notes due October 2010	$248,229
4.50% Senior Notes due December 2009	148,652
5.25% Senior Notes due December 2014	147,585
1.75% Convertible Debentures due December 2021	16,275
Fair value of interest rate swaps	(3,800)
Other, due through October 2007	2,600

559,541
Less current portion	18,809

$540,732

4.75% Senior Notes
In October 2003, Holdings issued, in a private placement, $250 million principal amount of 4.75% Senior Notes due October 15, 2010, all of which were subsequently exchanged for 4.75% Senior Notes due October 15, 2010 registered under the Securities Act of 1933 (the “2010 Senior Notes”). The 2010 Senior Notes are unsecured and unsubordinated obligations of Holdings that are fully and unconditionally guaranteed by GTECH and certain of its subsidiaries. Interest is payable semi-annually in arrears on April 15 and October 15 of each year.
In conjunction with the 2010 Senior Notes offering, in October 2003, GTECH entered into three interest rate swap contracts that effectively convert $150 million of the 2010 Senior Notes from a fixed rate debt to a floating rate debt for the period October 15, 2003 to October 15, 2010.
4.50% Senior Notes and 5.25% Senior Notes
In November 2004, Holdings issued, in a private placement, $150 million principal amount of 4.50% Senior Notes due December 1, 2009, and $150 million principal amount of 5.25% Senior Notes due December 1, 2014 (collectively, the “Senior Notes”). The Senior Notes were subsequently exchanged for notes with otherwise identical terms registered under the Securities Act of 1933 (the “registered Senior Notes”). The registration statement was initially filed on January 12, 2005 and was declared effective by the Securities and Exchange Commission on April 18, 2005. The registered Senior Notes are unsecured and unsubordinated obligations of Holdings that are fully and unconditionally guaranteed by GTECH and certain of its subsidiaries. Interest is payable semi-annually in arrears on June 1 and December 1 of each year.
In conjunction with the Senior Notes offering, in November 2004, GTECH entered into three interest rate swap contracts that effectively convert $50 million of the registered Senior Notes from a fixed rate to a floating rate for the period November 2004 to December 2009 and $25 million of the registered Senior Notes from a fixed rate to a floating rate for the period November 2004 to December 2014.
1.75% Convertible Debentures
In December 2001, Holdings issued, in a private placement, $175 million principal amount of 1.75% Convertible Debentures due December 15, 2021 (the “Debentures”). The Debentures are unsecured and unsubordinated obligations of Holdings that are fully and unconditionally guaranteed by GTECH and certain of its subsidiaries. Interest on the Debentures is payable semi-annually in arrears on June 15 and December 15 of each year and accrues at an initial rate of 1.75% per year, subject to reset beginning December 15, 2006 under certain circumstances. In no event will the interest rate be reset below 1.75% or above 2.5% per year.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
On or after December 15, 2006, we may redeem for cash, all or part of the Debentures at a redemption price equal to 100% of the principal amount of the Debentures, plus accrued interest up to, but not including, the date of redemption. Holders of the Debentures may require us to repurchase all or part of their Debentures on December 15, 2004, December 15, 2006, December 15, 2011 and December 15, 2016 at a price equal to 100% of the principal amount of the Debentures, plus accrued interest. We may choose to pay the purchase price in cash, shares of our common stock, or a combination of both. If we elect to pay any of the purchase price in shares, the number of shares we are required to deliver is equal to the portion of the purchase price paid in shares divided by 95% of the fair value of the shares at the time of settlement. In addition, upon a change in control of our Company occurring on or before December 15, 2021, each Debenture holder may require us to repurchase all or a portion of such holder’s Debentures for cash. No Debentures were tendered for repurchase on December 15, 2004.
The Debentures were allocated between the debt and equity components at the date of issuance (December 15, 2001). The discount allocated to the debt component of the Debentures was fully amortized as of December 15, 2004. At December 31, 2005, the debt component of the Debentures was classified as current assuming that should the holders of the Debentures require us to repurchase all or a part of them on December 15, 2006, or should we redeem them for cash on or after December 15, 2006, we would use available cash for payment. The equity component of the Debenture was $1.8 million at December 31, 2005.
The Debentures are convertible at the option of the holder into shares of our common stock at an initial conversion rate of 72.7272 shares of common stock per $1,000 principal amount of Debentures, which is equivalent to an initial conversion price of approximately $13.75 per share, subject to certain adjustments, in the following circumstances:
(i)	if the sale price of our common stock is more than 120% of the conversion price (approximately $16.50 per share) for at least 20 trading days in a 30 trading-day period prior to the date of surrender for conversion;

(ii)	during any period in which the credit ratings assigned to the Debentures by Moody’s or Standard & Poor’s are reduced to below Ba1 or BB, respectively, or in which the credit rating assigned to the Debentures is suspended or withdrawn by either rating agency;

(iii)	if the Debentures have been called for redemption; or

(iv)	upon the occurrence of specified corporate transactions.
Should the Debentures meet the conversion requirements, a total of 12.7 million shares of our common stock would be issuable. The Debentures became convertible on May 1, 2003 and remained convertible through the end of calendar 2005 because the sale price of our common stock was more than 120% of the conversion price (approximately $16.50 per share) for at least 20 trading days in a 30 trading-day period.
During calendar 2005, $158.7 million principal amount of the Debentures were converted by holders of the Debentures, resulting in the issuance of 11.5 million shares of Holdings’ common stock.
Credit Facility
We have a $500 million unsecured revolving credit facility expiring on October 25, 2009 (the “Credit Facility”). The Credit Facility is unsecured and unsubordinated and is fully and unconditionally guaranteed by Holdings and certain of GTECH’s subsidiaries. Interest is generally payable monthly in arrears at rates determined by reference to the LIBOR rate plus a margin based on Holdings senior unsecured long-term debt rating. At December 31, 2005, there were no outstanding borrowings under the Credit Facility. At December 31, 2005, GTECH was required to pay a facility fee of .125% per annum on the total revolving credit commitment. The Credit Facility includes a letter of credit facility of up to $100 million. At December 31, 2005, we had $6.7 million of letters of credit issued and outstanding under the Credit Facility and $53.7 million of letters of credit issued and outstanding outside of the Credit Facility. The total weighted average annual cost for all letters of credit was 0.94%.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The credit agreement for the Credit Facility has covenants including, among other things, requirements relating to the maintenance of certain financial ratios. There are no covenants in the Credit Facility that restrict our ability to pay dividends. At December 31, 2005, we had $422 million of retained earnings available for the payment of dividends and we were in compliance with all applicable covenants contained in our debt agreements.
13. Other liabilities

December 31, 2005
(US$000)
PolCard fair value options	$48,469
Long-term advance payment from customer	18,298
Deferred revenue	16,569
Fair value of interest rate swaps	3,800
Atronic guarantee	2,000
All other	19,992

$109,128

14. Dividends paid and proposed

	At December 31, 2005
		Declared
	Declared and paid	and unpaid	Total Dividends
	US$000
Dividends on common stock:
January 2005 ($0.085 per share)	$9,843	$54	$9,897
April 2005 ($0.085 per share)	9,771	78	9,849
June 2005 ($0.085 per share)	10,518	66	10,584
October 2005 ($0.085 per share)	10,635	65	10,700
December 2005 ($0.085 per share)	—	10,817	10,817

	$40,767	$11,080	$51,847
Dividends declared prior to January 2005 and unpaid at December 31, 2005	—	179	179

	$40,767	$11,259	$52,026

15. Share-based payment plans
Equity-settled share option plans
We have various share-based compensation plans whereby nonemployee members of our Board of Directors, officers and other key employees may receive grants of incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights and performance awards. We are authorized to grant up to 27.2 million shares of common stock under these plans and approximately 5.9 million shares were available for grant at December 31, 2005.
The stock options granted under these plans are to purchase our common stock at a price not less than fair market value at the date of grant. Stock options granted prior to April 2005 generally vest ratably over a four-year period from the date of grant and subsequent grants generally vest ratably over a four-year period beginning on the second anniversary date of the grant. Stock options expire 10 years after the date of grant (unless an earlier expiration date is set at the time of grant) and are subject to possible earlier exercise and termination in certain circumstances. Stock options are generally forfeited if the employee leaves the Company before the stock options vest. We have no cash-settled share-based payments.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The following table illustrates the number and weighted average exercise prices of, and movements in, stock options during the period January 2, 2005 to December 31, 2005.

		Weighted
	Shares	Average
	under	Exercise
	Options	Price
Outstanding at the beginning of the period	8,149,126	$13.45
Granted during the period	1,109,700	24.07
Forfeited during the period	(585,250)	21.49
Exercised during the period	(954,335)	10.06
Expired during the period	—	—

Outstanding at the end of the period	7,719,241	14.79

Exercisable at the end of the period	4,607,835	$9.99

Outstanding options at the beginning of the period include 5,239,100 options that have not been recognized in accordance with IFRS 2 as the options were granted on or before November 7, 2002. These options have not been subsequently modified and therefore do not need to be accounted for in accordance with IFRS 2.
The range of exercise prices and weighted average remaining contractual life for stock options outstanding under the plans as of December 31, 2005 are as follows:

		Weighted Average
		Remaining
Range of	Options	Contractual
Exercise Prices	Outstanding	Life (Years)
$ 4.00 - $10.00	3,166,965	5.4
$10.01 - $15.00	1,295,000	6.2
$15.01 - $25.00	2,266,026	8.2
$25.01 - $30.00	991,250	8.4

	7,719,241

The fair value of equity-settled stock options granted is estimated at the date of grant using a Black-Scholes model for options granted prior to April 2005 and a binomial model for subsequent options, taking into account the terms and conditions upon which the options were granted. We changed our option pricing model to a binomial model as we believe the binomial model provides a better estimate of fair value. The weighted average fair value of options granted during the period was $7.00. The following table lists the inputs to the binomial model used for the period ended December 31, 2005.

Dividend yield (%)	1.43
Expected volatility (%)	34.88
Risk-free interest rate (%)	3.92
Expected life of options (in years)	4.50
Weighted average share price ($)	24.07
The expected life of the options is based on historical data and is not necessarily indicative of exercise patterns that may occur. The expected volatility reflects the assumption that the historical volatility is indicative of future trends, which may also not necessarily be the actual outcome. No other features of option grants were incorporated into the measurement of fair value.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
We recorded $7.0 million of expense during 2005 under our stock option plans, which is included in Personnel in our Consolidated Income Statement.
Other share-based payment plans
During 2005, we awarded 353,650 shares of restricted stock to nonemployee members of our Board of Directors, officers and certain other key employees of our Company. Such shares had a weighted average fair value at the date of grant of $24 per share, which represents the closing share price of the stock on the date of grant. Recipients of restricted stock do not pay us any cash consideration for the shares.
We have an employee stock purchase plan (the “ESPP”) that is open to substantially all employees (with the exception of those employees who are 5% or more shareholders in our Company), which provides that eligible employees may purchase shares of our common stock, through regular payroll deductions, of up to 10% of their base earnings. The purchase price of our common stock is equal to 85% of the fair market value of the stock on the first or last trading day of the six-month offering period, whichever is lower. Employees may purchase shares of our common stock having a fair market value of up to $25,000 per calendar year. All shares of our common stock purchased must be retained for a period of one year. We issued 116,382 shares of our common stock in 2005, at a weighted average share price of $21 per share, pursuant to the ESPP.
The ESPP shares had a fair value at the date of grant of $6 per share. The fair value is estimated as of the date of grant using a Black-Scholes model, taking into account the present value of the future possible stock prices, the offering period, expected volatility, risk-free interest rate and dividend yield.
We recorded $7.0 million of expense during 2005 under our restricted stock and ESPP plans, which is included in Personnel in our Consolidated Income Statement.
16. Earnings per share
The following reflects the income and share data used in the basic and diluted earnings per share computations:

December 31, 2005
(US$000)
Numerator:
Net income attributable to equity holders of the parent	$185,179
Interest expense on 1.75% Convertible Debentures, net of tax	1,165

Numerator for diluted earnings per share	$186,344

Denominator:
Weighted average number of ordinary shares for basic earnings per share	120,107
Effect of dilution:
1.75% Convertible Debentures	7,407
Employee stock options	2,222
Unvested stock awards and employee stock purchase plan shares	336

Denominator for diluted earnings per share	130,072

Earnings per share – basic	$1.54

Earnings per share – diluted	$1.43

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
There were 1,185,192 shares of common stock that were not included in the computation of diluted earnings per share because the option’s exercise prices were greater than the average market price of the common shares during the period and therefore, the effect would be anti-dilutive. In addition, there were 1,091,397 shares of common stock that were not included in the computation of diluted earnings per share related to the fair value options to purchase the remaining interest in PolCard S.A. because the effect would be anti-dilutive (see Note 17).
17. Business combination
The Company has elected to apply the relief granted under IFRS 1 in respect of business combinations and therefore did not apply IFRS 3, “Business Combinations”, to business combinations that occurred prior to the transition date of January 2, 2005.
Acquisition of PolCard S.A.
In May 2003, we completed the acquisition of a controlling equity position in PolCard S.A. (“PolCard”), for a purchase price, net of cash acquired, of $35.9 million. PolCard is the leading debit and credit card merchant transaction acquirer and processor in Poland. On September 28, 2005, we purchased an additional 11.681% of PolCard from Innova Capital Sp. z o.o. (“Innova”) for cash consideration of approximately $21.5 million, resulting in PolCard’s outstanding equity being owned 74.5% by us, 25.2% by two funds managed by Innova, and 0.3% by the Polish Bank Association, one of PolCard’s previous owners.
The terms of the Share Purchase Agreement which govern the purchase of the additional 11.681% of PolCard included a commitment by GTECH and Innova, as the majority shareholders of PolCard, to vote in favor of a general shareholder dividend of approximately $25.0 million to be paid after the close of PolCard’s fiscal year ending on February 25, 2006, and for PolCard to loan to Innova approximately $6.3 million in anticipation of the dividend. This loan was advanced on December 22, 2005, bears interest at WIBOR plus 1.75% (6.35% as of December 22, 2005), and is fully secured by the dividend and by PolCard shares currently owned by Innova.
We have three fair value options to purchase Innova’s interest in PolCard, and Innova has the reciprocal right to sell its interest in PolCard to us at fair value as follows:

Buyout Percentage
of the PolCard
Exercise Date Commencing In	Outstanding Equity
May 2007	12.6%
May 2008	6.3%
May 2009	6.3%
Each fair value option has a duration of 90 days and, in the absence of an agreed price between the parties prior to the commencement of an option period, will be based on an appraised value from at least two investment banks at the date of each option period. Should we exercise a fair value option, at our election, up to 50% of the purchase price at December 31, 2005, could have been settled in Holdings shares. On February 22, 2006, the Share Purchase Agreement was amended to remove our ability to settle any portion of the purchase price in Holdings shares. We have recorded $48.5 million in Other Liabilities in our Consolidated Balance Sheet related to these options, which is our best estimate of their fair value at December 31, 2005. See Note 13.
Changes in the fair value of these options resulted in a non-cash charge of $7.2 million for the period January 2, 2005 to December 31, 2005, which is included in Other Expense in our Consolidated Income Statement.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
18. Impairment testing of goodwill and intangibles with indefinite lives
Goodwill acquired through business combinations and trademarks has been allocated to three groups of cash generating units for impairment testing as follows:
•	Lottery

•	Gaming Solutions

•	Commercial Services
The recoverable amounts for the Lottery and Commercial Services cash generating units have been determined based on a value in use calculation using cash flow projections based on financial budgets approved by senior management covering a five-year period. The recoverable amounts for the Gaming Solutions cash generating unit has been determined based on a value in use calculation using cash flow projections based on financial budgets approved by senior management covering a 20-year period for the Master Contract with the Rhode Island Lottery and a five-year period for all other contracts. The discount rate applied to cash flow projections is 4.6%. (See Note 5).
Carrying amount of goodwill and trademarks at December 31, 2005:

	Goodwill	Trademarks
	(US$000)
Lottery	$192,314	$—
Gaming Solutions	113,876	2,900
Commercial Services	24,973	—

	$331,163	$2,900

Key assumptions used in the value in use calculation of Lottery, Gaming Solutions and Commercial Services units for December 31, 2005
The following describes each key assumption on which management has based its cash flow projections to undertake impairment testing of goodwill and trademarks.
Service revenues and related profit – Projected cash flows from service revenues assumes the continuation of recent historical trends adjusted for expected new contract wins, anticipated contract renewal pricing pressures, and the expected impact of sales and marketing initiatives that are being developed or expected to be developed.
Product sales and related profit– Projected cash flows from product sales assumes renewal orders from existing customers in connection with known upcoming procurements, along with orders from new or developing customers and markets, at selling prices generally in line with historical experiences adjusted for expected competitive pressures.
Management believes that any reasonably possible change in any of the key assumptions on which the Lottery, Gaming Solutions and Commercial Services unit’s recoverable amount is based would not cause the unit’s carrying amount to exceed its recoverable amount.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
19. Employee benefits
During 2005 we had two defined contribution 401(k) retirement savings and profit sharing plans (the “Plans”) covering substantially all employees in the United States and the Commonwealth of Puerto Rico. The Commonwealth of Puerto Rico Plan was terminated on December 31, 2005.
Under these Plans, an eligible employee may elect to defer receipt of a portion of base pay each year. We contribute this amount on the employee’s behalf to the Plans and also make a matching contribution. For 2005, our matching contributions were equal to 100% on the first 3% that the employee elects to defer. Employees are fully vested at all times in the amounts they defer and in any earnings on these contributions. Employees are fully vested in the Company’s matching contributions and any earnings on these contributions on the first anniversary of their date of hire. Benefits under the Plans will generally be paid to participants upon retirement or in certain other limited circumstances.
In 2005 we recorded $3.4 million of expense under the Plans, which is included in Personnel in our Consolidated Income Statement.
20. Commitments and contingencies
Leases
We lease certain facilities and equipment under noncancelable operating leases that expire at various dates through 2014. Certain of these leases have escalation clauses and renewal options. We are required to pay all maintenance costs, taxes and insurance premiums relating to our leased assets. There are no restrictions placed upon us by entering into these leases.
Future minimum lease payments under non-cancelable operating leases at December 31, 2005 are as follows:

Lease
Payments
(US$000)
Within one year	$14,402
After one year but not more than five years	30,170
More than five years	2,043

$46,615

Rental expense for operating leases was $23.4 million in 2005.
Contracts
Our facilities management contracts generally contain time schedules for, among other things, commencement of system operations and the installation of terminals, as well as detailed performance standards. We are typically required to furnish substantial bonds to secure our performance under contracts. In addition to other possible consequences, including contract termination, failure to meet specified deadlines or performance standards could trigger substantial penalties in the form of liquidated damage assessments. Many of our contracts permit the customer to terminate the contract at will and do not specify the compensation, if any, that we would be entitled to, were such a termination to occur. In 2005, we paid or incurred liquidated damages (with respect to our contracts) of $8.4 million.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Acquisition
We entered into an agreement in December 2004, as amended in January 2006, to acquire a 50% controlling equity position in the Atronic group of companies (“Atronic”) owned by Paul and Michael Gauselmann (the “Gauselmanns”). The remaining 50% of Atronic will be retained by the Gauselmanns. Atronic is a video slot machine manufacturer and also develops slot machine games and customized solutions for dynamic gaming operations. This transaction is contingent upon regulatory and gaming license approvals and other closing conditions, and is expected to be completed by mid-2007.
The final purchase price for Atronic will be calculated pursuant to a performance-based formula equal to eight times Atronic’s EBITDA (earnings before interest, taxes, depreciation and amortization) for its fiscal year ending December 31, 2006, provided however, that the payment shall not be less than Euro 20 million. In addition, the Gauselmanns have the potential to receive an earn-out payment one year after the closing, if Atronic’s 2007 performance exceeds certain specified thresholds. We currently expect the all-cash transaction will have a total value of approximately $100 million to $150 million, for our 50% share, including the assumption of debt.
Through the end of 2011, we have the option to purchase the Gauselmanns’ remaining 50% interest in Atronic at a price calculated pursuant to a performance based formula equal to eight times Atronic’s EBITDA for its previous twelve months, plus an earn-out payment pursuant to a performance based formula if certain specified thresholds are exceeded. However, the payment for the second 50% shall not be less than Euro 50 million. During this period, the Gauselmanns have put rights that become effective only under certain circumstances. The exercise price of these puts under the specified circumstances would be calculated through a performance based formula.
Beginning in 2012, we have the option to purchase the Gauselmanns’ remaining interests in Atronic and Gauselmann has a reciprocal right to sell its interest to us at a value determined by independent appraisers.
Litigation
Brazilian Legal Proceedings
The CEF Contract Proceedings
Background. In January 1997, Caixa Economica Federal (“CEF”), the Brazilian bank and operator of Brazil’s National Lottery, and Racimec Informática Brasileira S.A. (“Racimec”), the predecessor of the Company’s subsidiary GTECH Brasil Ltda. (“GTECH Brazil”), entered into a four-year contract pursuant to which GTECH Brazil agreed to provide online lottery services and technology to CEF (the “1997 Contract”). In May 2000, CEF and GTECH Brazil terminated the 1997 Contract and entered into a new agreement (the “2000 Contract”) obliging GTECH Brazil to provide lottery goods and services and additional financial transaction services to CEF for a contract term that, as subsequently extended, was scheduled to expire in April 2003. In April 2003, GTECH Brazil entered into an agreement with CEF (the “2003 Contract Extension”) pursuant to which: (a) the term of the 2000 Contract was extended into May 2005, and (b) fees payable to GTECH Brazil under the 2000 Contract were reduced by 15%.
In May 2005, CEF completed a procurement process for products and services to replace those that GTECH provided under the 2000 Contract. Based upon the commodity auction nature of the procurement process and the revenue restrictions that were then imposed on GTECH by the courts at the time, GTECH elected not to participate in the bid process. CEF also announced at such time that it was developing its central system in-house.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
In May 2005, CEF and GTECH Brazil entered into a new agreement (the “2005 Contract”) to provide the same lottery and financial transaction goods and services as were provided under the 2000 Contract. The 2005 Contract includes a discount of approximately 12% from the then-current pricing under the 2000 Contract and provides for a contract term through May 14, 2006, unless CEF elects to extend the term beyond such date. In addition, the 2005 Contract provides for GTECH Brazil to be paid in part based upon the number of terminals installed and connected to the GTECH Brazil central system. As and when new terminals are installed and connected to the CEF central system, terminals will be de-installed from the GTECH Brazil central system, and as this occurs, revenues otherwise payable to GTECH Brazil under the 2005 Contract will be correspondingly reduced. The de-installation of GTECH Brazil terminals from the GTECH central system will materially reduce GTECH’s revenues to be received under the 2005 Contract and any short-term extensions thereof. GTECH may be required to record a charge of $48.4 million to its consolidated income statement respecting accumulated foreign currency translation losses related to its operations in Brazil upon the expiration of the 2005 Contract.
Revenues earned during calendar year 2005 under the 2000 Contract and the 2005 Contract accounted for approximately 10.2% of GTECH’s total revenues for calendar year 2005, making CEF its largest customer in calendar year 2005 based on revenues.
Criminal Allegations Against Certain Employees And Related SEC Investigation. As previously reported, in late March 2004 federal attorneys with Brazil’s Public Ministry (the “Public Ministry Attorneys”) recommended that criminal charges be brought against nine individuals, including four senior officers of CEF, Antonio Carlos Rocha, the former Senior Vice President of Holdings and President of GTECH Brazil; and Marcelo Rovai, GTECH Brazil’s marketing director.
The Public Ministry Attorneys had recommended that Messrs. Rocha and Rovai be charged with offering an improper inducement in connection with the negotiation of the 2003 Contract Extension, and co-authoring, or aiding and abetting, certain allegedly fraudulent or inappropriate management practices of the CEF management who agreed to enter into the 2003 Contract Extension. No other current or former employee of the Company or GTECH Brazil has been implicated by the Public Ministry Attorneys. Neither the Company nor GTECH Brazil is the subject of this criminal investigation, and under Brazilian law (which provides that criminal charges may not be brought against corporations or other entities), neither GTECH nor GTECH Brazil can be subject to criminal charges in connection with this matter.
As previously reported, in June 2004, the judge reviewing these charges prior to their being filed refused to initiate the criminal charges against the nine individuals, including against Messrs. Rocha and Rovai, but instead granted a request by the Brazilian Federal Police to continue the investigation which had been suspended upon the recommendation of the Public Ministry Attorneys that criminal charges be brought.
The Brazilian Federal Police subsequently ended their investigation and presented a report of their findings to the court. This report did not recommend that indictments be issued against Messrs. Rocha or Rovai, or against any current or former employee of GTECH.
The Public Ministry Attorneys have since requested that the Brazilian Federal Police reopen their investigation. GTECH understands that investigations by the Brazilian Federal Police are ongoing, including an investigation respecting the award of, and performance under, the 1997 Contract and the 2000 Contract.
As previously reported, GTECH is cooperating fully with the investigations by Brazilian authorities and has encouraged Messrs. Rocha and Rovai to do the same.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
In addition, as previously reported, GTECH conducted an internal investigation of the 2003 Contract Extension under the supervision of the independent directors of GTECH Holdings Corporation. The investigation did not reveal any reason to believe that any of GTECH’s or GTECH Brazil’s current or former employees had committed any criminal offenses.
Notwithstanding the favorable resolution of the Brazilian Federal Police’s initial investigation, on January 31, 2006, a special investigating panel of the Brazilian congress issued a preliminary report and voted, among other things, to ask the Public Ministry Attorneys to indict CEF President Jorge Mattoso and more than 30 other people, including one current and three former employees of GTECH Brazil, alleging that the individuals helped GTECH to illegally obtain the 2003 Contract Extension. The report also recommends that the 2005 Contract terminate, and not be extended by CEF, upon the expiration of the term of the 2005 Contract in May 2006. GTECH finds nothing in the congressional report to cause it to believe that any present or former employee of GTECH or GTECH Brazil committed any criminal offense in connection with obtaining the 2003 Contract Extension. Nevertheless, there can be no assurance that the Public Ministry Attorneys will not seek to indict or initiate criminal charges against one or more current or former GTECH Brazil employees in the wake of the issuance of the congressional report, or that the final congressional report will not request additional action against GTECH.
As previously reported, the SEC began an informal inquiry in February 2004, which informal inquiry became a formal investigation in July 2004, into the Brazilian criminal allegations against Messrs. Rocha and Rovai, and GTECH’s involvement in the facts surrounding the 2003 Contract Extension, to ascertain whether there has been any violation of United States law in connection with these matters. In addition, in May 2005, representatives of the United States Department of Justice asked to participate in a meeting with GTECH and the SEC. GTECH has cooperated fully with the SEC and the United States Department of Justice with regard to these matters, including by responding to their requests for information and documentation.
To date GTECH has found no evidence that it, or any of its current or former employees, has violated any United States law, or is otherwise guilty of any wrongdoing in connection with these matters.
In light of the fact that GTECH’s reputation for integrity is an important factor in its business dealings with lottery and other governmental agencies, an allegation or finding of improper conduct by GTECH or any of its current or former employees that is attributable to GTECH could have a material adverse effect on GTECH’s results of operations, business or prospects, including its ability to retain existing contracts or to obtain new or renewal contracts within Brazil and elsewhere.
Civil Action By The Public Ministry Attorneys. As previously reported, in April 2004 the Public Ministry Attorneys initiated a civil action in the Federal Court of Brasilia against GTECH Brazil; 17 former officers and employees of CEF; the former president of Racimec; Antonio Carlos Rocha; and Marcos Andrade, another former officer of GTECH Brazil. The focus of this civil action is the contractual relationship between CEF, GTECH Brazil and Racimec during the period 1994 to 2002. This civil action alleges that the defendants acted illegally in entering into, amending and performing, the 1997 Contract, and the 2000 Contract.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
As previously reported, this lawsuit also seeks to impose damages equal to the sum of all amounts paid to GTECH under the 1997 Contract and the 2000 Contract, and certain other permitted amounts, minus GTECH’s proven investment costs. The applicable statute also permits the assessment of interest and, in the discretion of the court, penalties of up to three times the amount of the damages imposed. GTECH estimates that through the date of the lawsuit it received under the 1997 Contract and the 2000 Contract a total of approximately 1.5 billion Brazilian reals (or approximately 641 million United States dollars at currency-exchange rates in effect as of December 31, 2005). In addition, although it is unclear how investment costs would be determined for purposes of this lawsuit, GTECH estimates that its investment costs through the date of the lawsuit were approximately between 1.2 billion and 1.4 billion Brazilian reals (or approximately between 513 million and 598 million United States dollars) at currency exchange rates in effect as of December 31, 2005 in aggregate; however, these investment costs could be disputed by CEF, and are ultimately subject to approval by the court.
As previously reported, GTECH believes it has good and adequate defenses to the claims made in this lawsuit. GTECH intends to defend itself vigorously in these proceedings, which, GTECH has been advised by its Brazilian counsel, are likely to take several years, and could take longer than 15 years in certain circumstances, to litigate through the appellate process to final judgment. It is GTECH’s position that it was appropriately awarded the 1997 Contract by CEF after a competitive procurement, and that at all times since 1997, GTECH has been appropriately compensated for services performed under valid contracts with the CEF.
While GTECH cannot rule out the possibility that it will ultimately be held liable in this matter, or estimate the amount of such liability in such event, GTECH believes that the outcome of this lawsuit is not likely to have a material adverse effect on its results of operations or business.
As previously reported, in June 2004, the Federal Court of Brasilia granted a procedural injunction in connection with this civil matter which ordered that 30% of payments made subsequent to the date of the injunction to GTECH Brazil by CEF under the 2000 Contract be withheld and deposited into an account maintained by the Court. This injunction also put in place restrictions that effectively prevented the transfer or sale of GTECH’s Brazilian assets, including the share capital of GTECH Brazil, with certain limited exceptions. The injunction was granted as part of a confidential ex parte proceeding in which GTECH was not afforded an opportunity to participate.
GTECH filed an appeal respecting the court’s grant of this injunction in July 2004. On March 22, 2005, a panel of judges of the Brazilian Federal Court of Appeals heard GTECH’s appeal of the procedural injunction granted by the Federal Court of Brasilia and issued an order: (a) discontinuing the withholding of payments due to GTECH Brazil from CEF that had been mandated by the procedural injunction; (b) removing the procedural injunction’s restrictions on the transfer or sale of the Company’s Brazilian assets; and (c) requiring the return to GTECH Brazil of amounts in excess of 40 million Brazilian reals held in escrow pursuant to the procedural injunction, thereby permitting the return to GTECH of approximately 11 million United States dollars of the 26 million United States dollars held in escrow as of March 1, 2005. The appeals court also ordered that 40 million Brazilian reals continue to be held in escrow, and that the procedural injunction’s requirements that defendants report assets to the court, and that the Brazilian Central Bank report any transaction associated with these assets, be maintained. GTECH has appealed the Court of Appeals decision with respect to the continued withholding of 40 million Brazilian reals in a court account and the deadline for the Public Ministry Attorneys to appeal this decision of the Court of Appeals has expired. Amounts, exclusive of interest, held in escrow as of December 31, 2005 were valued at approximately $17.1 million United States dollars at currency exchange rates in effect as of such date.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Popular Claim. As previously reported, in February 2004, Vincius Bijos, a Brazilian, commenced a public class action lawsuit in Brazil’s Brasilia District Court of the Federal District against the Brazilian Federal government; CEF; several former and current officers of CEF; the former president of Racimec; and GTECH Brazil, seeking, among the relief requested of the Court, a preliminary injunction prohibiting CEF from making further payments to GTECH Brazil under the now superceded 2000 Contract, and an order that would terminate such contract and require the defendants, jointly and severally, to refund amounts received by GTECH Brazil under the 1997 Contract and the 2000 Contract, together with interest, appropriate monetary adjustments, court costs and expenses. This public class action lawsuit bases its claims upon numerous alleged defects and irregularities, which the suit asserts violate Brazilian law, in the 1997 Contract and the 2000 Contract, and the manner in which the procurement processes that gave rise to the awards of these contracts were organized and administered. GTECH intends to mount a vigorous challenge to the far-reaching claims that make up this lawsuit. GTECH notes that the Public Ministry Attorneys filed an opinion with the federal court disagreeing with the request that an injunction enjoining payments from CEF to GTECH Brazil be entered and requesting that this suit be consolidated with the Public Ministry Attorneys’ civil action described above.
GTECH believes that it has good and adequate defenses in this matter and intends to defend itself vigorously in these proceedings. GTECH further believes that the clams and determinations of the public class action lawsuit will be merged into the civil action instituted by the Public Ministry Attorneys described above, and are, accordingly, unlikely to represent an independent source of liability for GTECH. While GTECH cannot rule out the possibility that it will ultimately be held liable in this matter, or estimate the amount of such liability in such event, GTECH believes that the outcome of this lawsuit is not likely to have a material adverse effect on its results of operations or business.
TCU Audit. As previously reported, in June 2003, the Federal Court of Accounts (“TCU”), the court charged with auditing agencies of the Brazilian federal government and its subdivisions, summoned GTECH, together with several current and former employees of the CEF, to appear before TCU’s Brasilia court to show cause why they should not be required to jointly pay a base amount determined on a preliminary basis by the TCU to be due of 91,974,625 Brazilian reals, duly indexed for inflation and interest as of May 26, 2000 (Decision No. 692/2003). GTECH estimates that this claim, in aggregate, is for the local currency equivalent of approximately 39 million United States dollars at currency exchange rates in effect as of December 31, 2005. The allegations underlying this summons are set forth in a report (the “2003 Audit Report”) issued by the TCU in May 2003 respecting an audit conducted by the TCU of the 1997 Contract.
The central allegation of the 2003 Audit Report is that under the 1997 Contract GTECH was accorded certain payment increases respecting lottery services, and it contracted to supply to CEF certain lottery-related services, that were not contemplated by the procurement process respecting the 1997 Contract and that are not otherwise permitted under applicable Brazilian law. The 2003 Audit Report alleges that as a result of this, CEF overpaid GTECH under the 1997 Contract for the period commencing in January 1997 through May 26, 2000, and that GTECH is liable with respect to such alleged overpayments as specified above. The 2003 Audit Report does not allege that GTECH has acted improperly.
In November 2003, GTECH presented its defense to the claims and preliminary determination of the TCU that CEF had overpaid it. In light of its defense, in September 2004, the TCU reduced its determination of the amount alleged to have been overpaid to GTECH by CEF under the 1997 Contract from 91,974,625 Brazilian reals to 30,317,721 Brazilian reals, or approximately 13 million United States dollars at currency exchange rates in effect as of December 31, 2005. This determination by the TCU remains subject to approval by TCU’s judges.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
In June 2005, the TCU issued a second preliminary report (the “2005 Audit Report”; collectively with the 2003 Audit Report, the “TCU Audit Reports”) respecting GTECH’s contracts with CEF. While GTECH has not been formally served with a copy of the 2005 Audit Report, GTECH understands that its central allegations are that the 1997 Contract was improperly transferred from Racimec to GTECH Brazil; GTECH was accorded certain payment increases respecting financial services transactions that were not contemplated by the procurement process respecting the 1997 Contract or otherwise permitted under applicable Brazilian law; and the 2003 Contract Extension was entered into a manner inconsistent with Brazilian law and the procurement process respecting the 1997 Contract. The 2005 Audit Report alleges that as a result of these considerations, CEF overpaid GTECH under the 1997 Contract and the 2000 Contract. The 2005 Audit Report seeks payment from GTECH of a base amount determined on a preliminary basis by TCU to be approximately 300 million Brazilian reals. GTECH estimates this claim in aggregate, is for the local currency equivalent of approximately 128 million United States dollars at currency exchange rates in effect as of December 31, 2005. Amounts sought by the TCU under the 2005 Audit Report are independent of, and in addition to, amounts sought under the 2003 Audit Report.
GTECH plans to vigorously defend itself against the allegations made by TCU in the TCU Audit Reports and the proceedings initiated by the TCU with respect thereto. GTECH believes that it has good defenses to the claims and determinations of the TCU. GTECH further believes that the claims and determinations of the TCU Audit Reports will, in essence, be merged into the civil action instituted by the Public Ministry Attorneys described above, and are accordingly unlikely to represent an independent potential source of liability for GTECH. While GTECH is unable to rule out the possibility that it will ultimately be held liable in this matter, it believes that the outcome of this matter is not likely to have a material adverse effect on its results of operations or business.
Serlopar Suit
As previously reported, in April 2002 Serlopar, the lottery authority for the Brazilian state of Parana, sued GTECH’s subsidiaries Dreamport Brasil Ltda. and GTECH Brazil in the 2nd Public Finance Court of the City of Curitiba, State of Parana, under an agreement dated July 31, 1997, as amended (the “VLT Agreement”). Pursuant to the VLT Agreement, GTECH agreed to install and operate video lottery terminals (“VLTs”) in Parana. The Serlopar lawsuit alleges that GTECH installed only 450 of the 1,000 VLTs that it was allegedly obliged to install, and that GTECH was overpaid, and failed to reimburse Serlopar certain amounts alleged to be due to Serlopar, under the VLT Agreement. The Serlopar lawsuit seeks payment from GTECH in an amount (after adjustment for inflation and interest through December 31, 2005) equal to 124,252,740 Brazilian reals, or approximately 53 million United States dollars (at currency exchange rates in effect on December 31, 2005), together with unspecified amounts alleged to be due from the defendants with respect to general losses and damages (including loss of revenues), court costs and legal fees. GTECH believes it has good defenses to the claims made by Serlopar in this lawsuit, and intends to continue to defend itself vigorously in these proceedings. GTECH believes that the outcome of this suit will not have a material adverse impact on its results of operations or business.
Other Legal Proceedings
Shareholder Class Action Suits On January 10, 2006, GTECH and Lottomatica announced that they had entered into an agreement (the “Merger Agreement”) pursuant to the terms and conditions of which Lottomatica has agreed to acquire GTECH for merger consideration equal to $35.00 in cash per outstanding GTECH share. Two shareholder class action lawsuits were subsequently filed against GTECH and its directors respecting this proposed merger.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
On January 12, 2006, a shareholder class action lawsuit captioned Ralph Sellite, individually and on behalf of all others similar situated, v. GTECH Holdings Corporation, W. Bruce Turner, Robert M. Dewey, Paget L. Alves, Christine M. Cournoyer, James F. McCann, The Rt. Hon. Sir Jeremy Hanley KCMG, Philip R. Lochner, Jr., Anthony Ruys and Burnett W. Donoho, was filed in the Rhode Island Superior Court of Kent County. This lawsuit generally alleges that the consideration to be received by GTECH shareholders in connection with the merger with Lottomatica is inadequate and that the individual defendants breached their fiduciary duties to GTECH’s shareholders by approving the merger transaction on the basis of such allegedly inadequate consideration and under circumstances of certain allegedly disabling conflicts of interest. The lawsuit further alleges that GTECH aided and abetted the individual defendants in the breach of their fiduciary duties to GTECH’s shareholders by entering into the Merger Agreement. The complaint seeks injunctive relief: (i) declaring the Merger Agreement to have been entered into in breach of the fiduciary duties of the individual defendants, and therefore unlawful and unenforceable; (ii) enjoining the defendants from proceeding with the Merger Agreement, including consummating the proposed transaction, unless the defendants implement procedures to obtain the highest possible price for GTECH; and (iii) directing the individual defendants to obtain a transaction which is in the best interests of GTECH’s shareholders and to exercise their fiduciary duties to disclose all material information in their possession respecting the proposed transaction prior to the GTECH shareholder vote on same. The complaint also seeks to recover costs and disbursements from GTECH and the individual defendants, including reasonable attorneys’ and experts’ fees.
On March 6, 2006, a second shareholder class action lawsuit, captioned Claire Partners, on behalf of itself and all others similar situated, v. W. Bruce Turner, Robert M. Dewey, Jr., Paget L. Alves, Christine M. Cournoyer, Burnett W. Donoho, The Rt. Hon. Sir Jeremy Hanley KCMG, Philip R. Lochner, Jr., James F. McCann, Anthony Ruys, GTECH Holdings Corporation, and Lottomatica S.p.A., was filed in the Rhode Island Superior Court of Kent County. This lawsuit generally alleges that each of the individual defendants breached their fiduciary duties to GTECH’s shareholders by reason of agreeing to consummate the merger between GTECH and Lottomatica on the basis of allegedly inadequate consideration and under circumstances of certain allegedly disabling conflicts of interest, and for allegedly failing to fully and fairly disclose details of the transaction to GTECH’s shareholders. The complaint further alleges that Lottomatica aided and abetted the individual defendants in such alleged breaches of their fiduciary duties. The complaint seeks injunctive relief: (i) declaring the defendants to have breached their fiduciary duties and/or aided and abetted such breaches; (ii) enjoining or rescinding the Merger Agreement; (iii) awarding plaintiff class compensatory and/or necessary damages as well as allowable interest; (iv) awarding plaintiffs the cost of disbursements and reasonable attorneys’ and expert’s fees and other costs; and (v) awarding the plaintiffs such other relief that the court may deem just and equitable.
GTECH plans to vigorously defend itself and its directors against the claims made in these lawsuits, which it believes to be without merit. Nevertheless, at the present time GTECH is unable to predict the outcome of these lawsuits.
Argentina Money Transfer Matter In February 2005, GTECH Foreign Holdings Corporation, Argentina Branch (“GFHC”) and GTECH’s Argentina legal counsel, Dr. Jorge Perez of Perez, del Barba and Rosenblum, received notification from the Central Bank of Argentina that they were being indicted for alleged violations of Argentina’s currency exchange laws. The Argentina laws in question prohibit the transfer of foreign currency from Argentina, subject to certain exceptions not here relevant. At issue is a February 2002 agreement (the “BofA Agreement”) between GFHC and Bank of America, N.A., Buenos Aires Branch (“BofA”) pursuant to which BofA assigned to GFHC a certificate of deposit in the amount of 571,429 United States dollars (the “CD”), issued by Bank of America, Charlotte, North Carolina Branch (“BofA-North Carolina”), in consideration for the payment of 1.4 million Argentina pesos. Upon maturity of the CD, the agreement provided for BofA-North Carolina to pay 571,429 United States dollars to a GFHC branch bank account in the United States. GTECH understands that the central claim of the Argentina Central Bank’s indictment will be that GFHC’s agreement with BofA was a transaction in which foreign currency was transferred, in essence, from Argentina to the United States in violation of applicable Argentina law.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
If GFHC is found guilty of violating applicable Argentina currency exchange laws, as charged in the indictment, GTECH would be liable to pay a fine of up to approximately 5.7 million United States dollars (i.e., ten times the amount of United States dollars allegedly transferred from Argentina) and could be prohibited for up to ten years from importing goods into, or exporting goods from, Argentina.
GTECH notes that BofA, which solicited GTECH to enter into the BofA Agreement, and approximately 20 other customers of BofA including several subsidiaries of large multi-national corporations, have been indicted in connection with transactions similar to the transaction outlined in the BofA Agreement. GTECH understands that the Central Bank of Argentina’s indictments against BofA were rejected by the courts. BofA explicitly represented to GTECH in the BofA Agreement that the transaction described therein did not violate any Argentina law or regulation, and GTECH believes that it took appropriate measures independent of this representation (including obtaining the opinion of local counsel) in advance of entering into the BofA Agreement to ascertain that this transaction was legal under applicable Argentina law. GTECH believes that it has good defenses to the claims made in the indictment, and GTECH intends to vigorously defend itself in these proceedings. GTECH does not believe that the outcome of this suit will have a material impact on its results of operations or business.
Trinidad and Tobago
In 1993, a subsidiary of GTECH and the National Lottery Control Board (“NLCB”) of Trinidad and Tobago (“Trinidad”) entered into an agreement (the “Trinidad Agreement”) for a five year term pursuant to which GTECH would provide online lottery services and technology to the NLCB. GTECH assigned that contract to a subsidiary (the “Subsidiary”) doing business in Trinidad and Tobago. In July 1999, the Trinidad Agreement was amended to extend the term for an additional seven years, and to increase the compensation that the Subsidiary would receive if lottery proceeds in Trindad exceeded a stated threshold. The extension amendment also provides that GTECH would undertake to provide community programs in Trinidad.
From 1999 until 2001, the Subsidary paid $1.9 million to a private entity in connection with a proposal to provide community services in Trinidad. In March 2006, representatives of the Attorney General of Trinidad contacted GTECH regarding an allegation that a portion of that amount was paid by the private entity to a person who was a financial supporter of a Trinidad political party, and that the private entity had provided no services in return for the payments. GTECH has commenced an investigation into the circumstances surrounding the payments. The investigation is ongoing.
GTECH has informed the SEC about the allegations and investigation. The SEC or other law enforcement agencies in the United States or Trinidad may commence investigations and actions as a result of the allegations or the investigation. The NLCB also may pursue an investigation or commence legal action as a result of the allegations. In the event that any such investigation or action is commenced, GTECH may be subject to fines, penalties or adverse judgments in amounts that cannot be determined at this time.
In light of the fact that GTECH’s reputation for integrity is an important factor in its business dealings with lottery and other governmental agencies, an allegation or finding of improper conduct by GTECH or any of its current or former employees that is attributable to GTECH could have a material adverse effect on GTECH’s results of operations, business or prospects, including its ability to retain existing contracts or to obtain a new or renew its existing contract with the NLCB and elsewhere.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Cohen Suit
As previously reported, on August 7, 2002 GTECH terminated without cause the employment of Howard S. Cohen, GTECH’s former President and Chief Executive Officer. In March 2003, Mr. Cohen attempted to exercise options granted by GTECH in April 2002 to purchase (on a pre-split adjusted basis) 450,000 shares of GTECH Common Stock at a per-share exercise price of $23.30. The non-qualified stock option agreement entered into between Mr. Cohen and GTECH respecting the April 2002 grant of options provides by its terms that, in the event that Mr. Cohen’s employment was terminated without cause, options remaining exercisable must be exercised within six months from the date of termination (i.e., by February 7, 2003).
Because Mr. Cohen failed to exercise his April 2002 options within the term provided in the applicable stock option agreement, GTECH did not permit Mr. Cohen to exercise these options. In May 2003, Mr. Cohen filed suit in Rhode Island Superior Court against GTECH and the attorneys who had advised him in connection with the negotiation of his severance agreement, respecting his attempt to exercise the April 2002 stock options. The suit, captioned Howard S. Cohen v. GTECH Corporation, GTECH Holdings Corporation, Michael J. Tuchman, Levenfeld Pearlstein, Charlene F. Marant and Marant Enterprises Holdings LLC, alleges that: (i) GTECH breached its agreements with Mr. Cohen in failing to allow him to exercise his April 2002 options; (ii) through fraud by GTECH, or the mutual mistake of the parties, the April 2002 option grant does not reflect the intent of the parties, and (iii) GTECH had a duty to advise Mr. Cohen of his mistaken belief (if such it was) as to the exercise term of the April 2002 options, and failed to so advise Mr. Cohen. Mr. Cohen also alleges that his attorneys had failed in their duty of care in misadvising him as to the correct period during which he could exercise his options, and, in addition, had practiced law in Rhode Island without a license in violation of applicable Rhode Island law. Mr. Cohen seeks damages against GTECH and the other defendants in an amount of not less than 4.0 million United States dollars, plus interest, costs and reasonable attorneys fees. With respect to GTECH, he also seeks an order reforming the terms of the April 2002 option grant to reflect the alleged intent of the parties with respect to the post-termination exercise term, and other equitable relief. Mr. Cohen also asks for a declaratory judgment construing GTECH’s 2000 Omnibus Stock Option and Long Term Incentive Plan and Mr. Cohen’s employment and severance agreements, as to the relevant option exercise period. GTECH believes that it has good defenses to the claims made by Mr. Cohen in this lawsuit and GTECH intends to vigorously defend itself in these proceedings. Nevertheless, at the present time GTECH is unable to predict the outcome of this lawsuit.
GTECH also is subject to certain other legal proceedings and claims which its management believes, on the basis of information presently available to it, will not materially adversely affect GTECH’s results of operations or business.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Guarantees and indemnifications
Performance and other bonds
In connection with certain contracts and procurements, we have been required to deliver performance bonds for the benefit of our customers and bid and litigation bonds for the benefit of potential customers, respectively. These bonds give the beneficiary the right to obtain payment and/or performance from the issuer of the bond if certain specified events occur. In the case of performance bonds, which generally have a term of one year, such events include our failure to perform our obligations under the applicable contract. To obtain these bonds, we are required to indemnify the issuers against the costs they incur if a beneficiary exercises its rights under a bond. Historically, our customers have not exercised their rights under these bonds and we do not currently anticipate they will do so. The following table provides information related to potential commitments at December 31, 2005:

Total potential
commitments
(US$000)
Performance bonds	$234,953
Financial guarantees	36,634
Litigation bonds	8,870
All other bonds	5,032

$285,489

Lottery Technology Services Corporation
We have a 44% interest in Lottery Technology Services Corporation (“LTSC”), which we account for using the equity method of accounting. LTSC provides equipment and services (which we supplied to LTSC), to the Taipei Fubon Bank. The Taipei Fubon Bank holds the license to operate the Taiwan Public Welfare Lottery.
In 2002, we signed an agreement with Acer, Inc. (“Acer”), the partner that holds the remaining 56% interest in LTSC, which provides that in the event a third party lender to LTSC requires the guarantee of GTECH or Acer as a condition of making a loan to LTSC, we, along with Acer, will provide such a guarantee on reasonable terms. This potential guarantee is limited to 44% of any such third-party loan and would expire on December 31, 2006.
Lottery Technology Enterprises
We have a 1% interest in Lottery Technology Enterprises (“LTE”), a joint venture between us and District Enterprise for Lottery Technology Applications of Washington, D.C. (“DELTA”). The joint venture agreement terminates on December 31, 2012. LTE holds a 10-year contract (which expires in November 2009) with the District of Columbia Lottery and Charitable Games Control Board. Under Washington, D.C. law, by virtue of our 1% interest in LTE, we may be jointly and severally liable, with DELTA, for the obligations of the joint venture.
Atronic
On March 24, 2005, we guaranteed 50% of Atronic’s obligations due under a Euro 50 million (approximately $59.2 million at the December 31, 2005 exchange rate) loan made by an unrelated commercial lender to Atronic (the “Agreement”). Our maximum liability under this guaranty is equal to the lesser of Euro 25 million (approximately $29.6 million at the December 31, 2005 exchange rate) or 50% of Atronic’s outstanding obligations under the Agreement. The guarantee arose in connection with our planned acquisition of Atronic in mid-2007. We would be required to perform under the guaranty should Atronic fail to make any interest or principal payments in accordance with the terms and conditions of the Agreement. Our guarantee expires on April 26, 2010. As of December 31, 2005, the carrying amount of the liability for our obligations under this guarantee is $2.0 million, which is included in Other Liabilities in our Consolidated Balance Sheet. A corresponding asset of $2.0 million is included in Other Non-Current Assets in our Consolidated Balance Sheet.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The Agreement stipulates that if any event of default should occur and be continuing under the Credit Facility, we would be required to deposit in an account with the commercial lender, Euro 25 million (approximately $29.6 million at the December 31, 2005 exchange rate), which would be held by the commercial lender as collateral for the payment and performance of our obligations under the guarantee. The commercial lender would have control over this account. The cash deposit would be released to us three business days after all the events of default have been cured or waived.
Loxley GTECH Private Limited
We have a 49% interest in Loxley GTECH Private Limited Co. (“LGT”), which is accounted for using the equity method of accounting. LGT is a corporate joint venture that will provide an online lottery system in Thailand. On March 29, 2005, in order to assist LGT with obtaining the financing they required to enable them to perform under their obligation to operate the online lottery system in Thailand, we guaranteed, along with the 51% shareholder in LGT, Baht 1.925 billion (approximately $46.9 million at the December 31, 2005 exchange rate) principal amount in loans and Baht 455 million (approximately $11.1 million at the December 31, 2005 exchange rate) in performance bonds and trade finance facilities made to LGT by an unrelated commercial lender (collectively the “Facilities”). We are jointly and severally liable with the other shareholder in LGT for this guarantee. We would be required to perform under the guaranty should LGT fail to make interest or principal payments in accordance with the terms and conditions of the Facilities. Our guarantee obligations commenced in July 2005 and will terminate upon the start-up of the online lottery system in Thailand, currently expected to occur in April 2006. At December 31, 2005, the principal amount of loans outstanding that we guaranteed totaled $7.0 million. As of December 31, 2005, the carrying amount of the liability for our obligations under this guarantee is $0.5 million, which is included in Accrued Expenses in our Consolidated Balance Sheet. A corresponding asset of $0.5 million is included in Other Current Assets in our Consolidated Balance Sheet.
World Headquarters Facility
Under our Master Contract with the State of Rhode Island, we are to invest (or cause to be invested) at least $100 million in the State of Rhode Island, in the aggregate, by December 31, 2008. This investment commitment includes the development of a new world headquarters facility in Providence, Rhode Island by December 31, 2006. We have entered into (i) a development agreement with US Real Estate Limited Partnership (the “Developer”), whereby the Developer will develop and own the facility; and (ii) an office lease with the Developer, whereby we will lease a portion of the facility from the Developer for 20 years. We also entered into (i) a 149 year ground lease with Capital Properties, Inc. (the “Ground Landlord”) with respect to the land upon which the facility will be constructed; and (ii) a completion guarantee in favor of the Ground Landlord whereby we guaranteed the completion of the facility and the payment of the rent and real estate taxes under the ground lease until the completion of the facility. We have assigned the ground lease to the Developer but remain liable under the ground lease and the completion guarantee. Rent payable under the ground lease is currently $0.1 million per year. It is our position that our liability under the ground lease will expire upon completion of the facility. Upon completion of the facility, the Ground Landlord’s recourse in the event of a default by the Developer under the ground lease is limited to the facility.
Rent payments are expected to begin March 1, 2007. We have the right to cancel the lease after June 30, 2023 if the Master Contract with the state of Rhode Island is not renewed, in exchange for a termination fee equal to six months of base rent and operating expenses. The lease includes two ten year extension options. We have the unilateral right to extend the lease under the two extension options under the same terms as in the base term. The lease contains a restriction which does not allow us to assign or sublease our portion of the building without the lessor’s approval, which is not to be unreasonably withheld or conditioned.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2005, we are not carrying any value on our balance sheet for the lease of this facility. Future minimum rentals payable are as follows:

Lease
Payments
(US$000)
Within one year	$—
After one year but not more than five years	10,855
More than five years	54,770

$65,625

21. Financial risk management objectives and policies
Our principal financial instruments, other than derivatives, are comprised of debt, cash and cash equivalents and investment securities available-for-sale. We have various other financial assets and liabilities such as trade receivables and trade payables, which arise directly from operations.
The primary market risk inherent in our financial instruments and exposures is the potential loss arising from adverse changes in interest rates and foreign currency exchange rates. We enter into derivative transactions, including interest rate swaps and forward currency exchange contracts, the purpose of which is to manage interest rate and currency risks. It is, and has been through the period under review, our policy not to engage in currency or interest rate speculation. Our accounting policies in relation to derivatives are set out in Note 2.3.
Interest rate market risk
Our exposure to the risk for changes in market interest rates relates primarily to our long-term debt obligations with fixed interest rates. Our policy is to manage interest cost using a mix of fixed and variable rates. We use various techniques to mitigate these risks associated with future changes in interest rates, including entering into interest rate swap and treasury rate lock agreements. To manage the mix in a cost-effective manner, we have entered into interest rate swaps whereby we agreed to exchange, at specified intervals, the difference between fixed and variable rate interest amounts calculated by reference to an agreed-upon notional principal amount. These swaps are designated as hedges of underlying debt obligations. As of December 31, 2005, after taking into account the effect of interest rate swaps, approximately 59% of our Senior Notes are at a fixed rate of interest. The interest rates on the swap agreements are determined by reference to the LIBOR rate plus a margin ranging from 22.5 to 41.65 basis points. The interest rate swap agreements re-price on a six month basis.
Deferred gains of $1.7 million on the treasury rate lock agreements, which matured prior to calendar 2005, are recorded in Other Reserves in our Consolidated Balance Sheet and are being amortized as a reduction of interest expense over the life of the respective debt instrument.
Interest rate market risk is estimated as the potential change in the fair value of our total debt or current earnings resulting from a hypothetical 10% adverse change in interest rates. The estimated fair value of our long-term debt and change in the estimated fair value due to hypothetical changes in interest rates are as follows (US$ in millions):

	Estimated Fair Value
	At December 31,	10% Increase in	10% Decrease in
	2005	Interest Rates	Interest Rates
$250 million of 4.75% Senior Notes	$250.4	$246.6	$254.4

$150 million of 4.50% Senior Notes	148.8	146.7	150.9

$150 million of 5.25% Senior Notes	153.0	148.5	157.6

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The estimated fair values above were determined by an independent investment banker and take into consideration $225 million of interest rate swaps as follows:

		Interest Rate
	Estimated Debt	Swaps Outstanding
	Fair Value	(notional amount)
$250 million of 4.75% Senior Notes	$250.4	$150.0

$150 million of 4.50% Senior Notes	148.8	50.0

$150 million of 5.25% Senior Notes	153.0	25.0
A hypothetical 10% adverse or favorable change in interest rates applied to variable rate debt would not have a material effect on current earnings.
Foreign currency exchange rate risk
As a result of significant operations world wide, our consolidated balance sheet can be affected significantly by movements in exchange rates due to the translation of foreign currency balance sheet accounts into United States dollar balance sheet accounts We also have transactional currency exposures arising from current and anticipated transactions denominated in currencies other than our functional currency, which is United States dollars.
We seek to manage our foreign exchange risk by securing payment from our customers in United States dollars, by sharing risk with our customers, by utilizing foreign currency borrowings, by leading and lagging receipts and payments, and by entering into foreign currency exchange and option contracts. In addition, a significant portion of the costs attributable to our foreign currency revenues are payable in the local currencies. In limited circumstances, but whenever possible, we negotiate clauses into our contracts that allow for price adjustments should a material change in foreign exchange rates occur.
From time to time, we enter into foreign currency exchange and option contracts to reduce the exposure associated with certain firm commitments, variable service revenues and certain assets and liabilities denominated in foreign currencies, but we do not engage in foreign currency speculation. These contracts generally have maturities of 12 months or less and are regularly renewed to provide continuing coverage throughout the year.
As of December 31, 2005, we had contracts for the sale of approximately $56.2 million of foreign currency (primarily Euro, Brazilian real and Canadian dollars) and the purchase of approximately $43.5 million of foreign currency (primarily Brazilian real, Canadian dollars, Mexican pesos and Euro).
At December 31, 2005, a hypothetical 10% adverse change in foreign exchange rates would result in a translation loss of $18.0 million that would be recorded in the equity section of our balance sheet.
At December 31, 2005, a hypothetical 10% adverse change in foreign exchange rates would result in a net pre-tax transaction loss of $4.9 million that would be recorded in current earnings after considering the effects of foreign exchange contracts currently in place.
At December 31, 2005, a hypothetical 10% adverse change in foreign exchange rates would result in a net reduction of cash flows from anticipatory transactions during the next twelve months of $24.6 million, after considering the effects of foreign exchange contracts currently in place. The percentage of anticipatory cash flows that were hedged varied throughout the twelve months ended December 31, 2005, but averaged 35%.

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Commodity price risk
Our exposure to commodity price changes is not considered material and is managed through our procurement and sales practices.
Credit risk
We trade only with recognized, creditworthy third parties. We evaluate the collectibility of trade accounts and sales-type lease receivables on a customer-by-customer basis and we believe our reserves are adequate. Trade accounts receivable, which generally have 30 day terms, are generally reported net of allowances for doubtful accounts and liquidated damages. Allowances for doubtful accounts are recorded for all items greater than 60 days past due and when there is objective evidence that we will not be able to collect the related receivables. Bad debts are written off when identified. Allowances for liquidated damages are recorded when penalties resulting from a failure to meet specified deadlines or performance standards are probable and estimable.
With respect to credit risk arising from the other financial assets which are comprised principally of cash, available-for-sale financial assets and certain derivative instruments, our exposure to credit risk arises from default of the counterparty, with a maximum exposure equal to the carrying amount of these instruments. We manage our exposure to counterparty credit risk by entering into financial instruments with major, financially sound counterparties with high-grade credit ratings and by limiting exposure to any one counterparty.
Liquidity risk
We believe our ability to generate cash from operations to reinvest in our business is one of our fundamental financial strengths and we expect to meet our financial commitments and operating needs in the foreseeable future. We expect to use cash generated from operating activities primarily for contractual obligations and to pay dividends. We expect our growth to be financed through a combination of cash generated from operating activities, existing sources of liquidity, access to capital markets and other sources of capital. Our investment grade ratings from Moody’s and Standard and Poor’s contribute to our ability to access capital markets at attractive prices.
22. Events after the balance sheet date
Lottomatica acquisition
On January 10, 2006, Holdings entered into an agreement and plan of merger with Lottomatica S.p.A., an Italian corporation and exclusive license holder and operator of Italy’s Lotto (“Lottomatica”), whereby Lottomatica will acquire Holdings for $35.00 in cash per outstanding Holdings share. The total value of the transaction is approximately $4.8 billion, including the assumption of Holding’s existing net debt. In connection with the transaction (as currently contemplated), Holdings is responsible for approximately $13.5M of transaction costs, which are contingent upon completion of the transaction. These costs are subject to change based on changes in terms of the transaction.
Completion of the transaction, which is expected to occur in mid-2006, is subject to receipt of financing, approval by Holdings shareholders, regulatory approvals, receipt of contract assignment assurance from certain significant lottery customers, Lottomatica maintaining a pro forma investment grade credit rating, and other customary conditions. Subsequent to the acquisition, Holdings shares will be delisted on the New York Stock Exchange.
Atronic guarantee
On January 10, 2006, we agreed to guarantee approximately Euro 20 million ($23.6 million at the December 31, 2005 exchange rate) of loans made by unrelated commercial lenders to Atronic. The guarantee arose in connection with our planned acquisition of Atronic by mid-2007.